 Exhibit (a)(1)(A)
Offer to Purchase
All Outstanding Shares of Common Stock
of
MERSANA THERAPEUTICS, INC.
at
$25.00 per share, net in cash, without interest plus one non-tradable contingent value right per share representing the right to receive certain contingent payments of up to an aggregate amount of $30.25 per each contingent value right in cash on the achievement of specified milestones on or prior to the applicable milestone outside dates
by
EMERALD MERGER SUB, INC.
a direct wholly owned subsidiary of
DAY ONE BIOPHARMACEUTICALS, INC.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE PAST 11:59 P.M., EASTERN TIME, ON JANUARY 5, 2026, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
Emerald Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a direct wholly owned subsidiary of Day One Biopharmaceuticals, Inc., a Delaware corporation (“Day One”), is offering to purchase all of the issued and outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Mersana Therapeutics, Inc., a Delaware corporation (“Mersana”), which constitute all of the issued and outstanding shares of capital stock of Mersana, at a purchase price of (i) $25.00 per Share (the “Upfront Cash Consideration”), net to the stockholder in cash, without interest and less any applicable tax withholding, plus (ii) one non-tradable contingent value right (each a “CVR”) per Share, representing the right to receive certain contingent payments of up to an aggregate amount of $30.25 per CVR in cash, without interest, less any applicable withholding taxes, upon the achievement of certain specified milestones on or prior to the applicable milestone outside dates in accordance with the terms and conditions set forth in the Contingent Value Rights Agreement (the “CVR Agreement”), to be entered into with a rights agent (the “Rights Agent”) mutually agreeable to Day One and Mersana (the Upfront Cash Consideration plus the CVR, collectively, the “Offer Price”) upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”).
The Offer is being made pursuant to an Agreement and Plan of Merger, dated November 12, 2025 (as it may be amended from time to time, the “Merger Agreement”), by and among Mersana, Day One and Purchaser, pursuant to which, after consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will merge with and into Mersana pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), upon the terms and subject to the conditions set forth in the Merger Agreement, with Mersana continuing as the surviving corporation (the “Surviving Corporation”) and becoming a wholly owned subsidiary of Day One (the “Merger”). At the time at which the Merger shall become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such subsequent time or date as Day One and Mersana shall agree and specify in the certificate of merger, subject to the terms of the Merger Agreement (such time, the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the treasury of Mersana or by any wholly owned subsidiary of Mersana (each, a “Mersana Subsidiary”) immediately prior to the Effective Time, (ii) Shares irrevocably accepted for purchase in the Offer by Purchaser, (iii) Shares held by Day One, Purchaser or any other wholly owned subsidiary of Day One immediately prior to the Effective Time, or (iv) Shares issued and outstanding immediately prior to the Effective Time that are held by a holder or beneficially by a “beneficial owner” (as defined in Section 262(a) of the DGCL) who is entitled to demand and properly demands appraisal rights of such Shares pursuant to, and who is complying in all respects with the provisions of Section 262 of the DGCL (until such time as such person effectively withdraws, fails to perfect or otherwise loses such person’s appraisal rights under the DGCL with respect to such shares, at which time such shares shall cease to be dissenting shares (the

“Dissenting Shares”)) shall automatically convert into the right to receive the Offer Price, without interest and less any applicable tax withholding, from Purchaser (the “Merger Consideration”).
Under no circumstances will interest be paid on the purchase price for the Shares accepted for payment in the Offer, including by reason of any extension of the Offer or any delay in making payment for the Shares.
The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not properly withdrawn) pursuant to the Offer is subject to the satisfaction of, among other conditions, the Minimum Condition (as defined below in the “Summary Term Sheet”). The Offer also is subject to other customary conditions as set forth in this Offer to Purchase. See Section 15 — “Conditions of the Offer.” There is no financing condition to the Offer and the Merger.
A summary of the principal terms and conditions of the Offer appears in the “Summary Term Sheet” beginning on page 1 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares in the Offer.
NEITHER THE OFFER NOR THE MERGER HAS BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR THE MERGER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR THE RELATED LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE.
The Information Agent for the Offer is:
Georgeson LLC
51 West 52nd Street, 6th Floor
New York, NY 10019
Shareholders, Banks and Brokers Toll Free: (866) 486-4981
Email: mersana@georgeson.com

IMPORTANT
If you wish to tender all or a portion of your Shares to Purchaser in the Offer, you must:
•
If you hold your Shares directly as the holder of record, surrender the certificates evidencing such Shares (the “Share Certificates”) or confirm a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) (such a confirmation, a “Book-Entry Confirmation”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” and complete and sign the Letter of Transmittal (or, in the case of a book-entry transfer, deliver an Agent’s Message (as defined below) in lieu of the Letter of Transmittal) that accompanies this Offer to Purchase in accordance with the instructions set forth therein and mail or deliver the Letter of Transmittal with any required signature guarantees and all other required documents to the Depositary (as defined below in the “Summary Term Sheet”). These materials must be delivered to the Depositary prior to the Expiration Date (as defined below).

•
If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, request your broker, dealer, commercial bank, trust company or other nominee to tender your Shares through DTC’s Automated Tender Offer Program (“ATOP”) prior to the Expiration Date (as defined below).

Questions or requests for assistance may be directed to Georgeson LLC, the information agent for the Offer (the “Information Agent”), at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may be obtained at no cost to stockholders from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other materials related to the Offer are available free of charge at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

1   SUMMARY TERM SHEET
The information contained in this Summary Term Sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer. You are urged to read carefully this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer in their entirety. This Summary Term Sheet includes cross-references to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning Mersana contained in this Summary Term Sheet and elsewhere in this Offer to Purchase has been provided by Mersana to Day One and Purchaser or has been taken from, or is based upon, publicly available documents or records of Mersana on file with the SEC or other public sources at the time of the Offer. Day One and Purchaser have not independently verified the accuracy and completeness of such information.
Securities Sought	Subject to certain conditions, including the satisfaction of the Minimum Condition (as described in Section 15 — “Conditions of the Offer”), all of the issued and outstanding shares of common stock, par value $0.0001 per share, of Mersana (“Mersana Common Stock”), which constitute all of the issued and outstanding shares of capital stock of Mersana.
Price Offered Per Share	Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal: (i) $25.00, net to the stockholder in cash, without interest and less any applicable tax withholding, plus (ii) one CVR, representing the right to receive certain contingent payments of up to an aggregate amount of $30.25 per CVR in cash, without interest and less any applicable withholding taxes, upon the achievement of certain specified milestones on or prior to the applicable milestone outside dates in accordance with the terms and conditions set forth in the CVR Agreement.
Scheduled Expiration of Offer	One minute past 11:59 p.m., Eastern Time, on January 5, 2026, unless the Offer is otherwise extended or earlier terminated.
Purchaser	Emerald Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Day One.
Company Board Recommendation	The Board of Directors of Mersana (the “Mersana Board”) unanimously (i) determined that the Merger Agreement and all of the transactions contemplated by the Merger Agreement, the CVR Agreement and the Tender and Support Agreements (as defined below), including the Offer and the Merger (the “Transactions”) are advisable and fair to, and in the best interest of, Mersana and the stockholders of Mersana, (ii) agreed that the Merger shall be subject to Section 251(h) of the DGCL, (iii) approved the execution, delivery and performance by Mersana of the Merger Agreement and the consummation of the Transactions, and approved the CVR Agreement and the transactions contemplated thereby, and (iv) resolved to recommend that Mersana’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer (the “Company Board Recommendation”).
Who is offering to buy my securities?
•
Emerald Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Day One, which was formed solely for the purpose of facilitating the acquisition of Mersana by Day One, is offering to buy all Shares in exchange for the Offer Price.

•
Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Purchaser together with, where appropriate, Day One. We use the term “Purchaser”

to refer to Emerald Merger Sub, Inc. alone, the term “Day One” to refer to Day One Biopharmaceuticals, Inc. alone and the term “Mersana” to refer to Mersana Therapeutics, Inc. alone.
See Section 8 — “Certain Information Concerning Day One and Purchaser.”
What is the class and amount of securities sought pursuant to the Offer?
•
Purchaser is offering to purchase all of the issued and outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal.

See Section 1 — “Terms of the Offer.”
Why are you making the Offer?
•
We are making the Offer because we want to acquire control of, and ultimately the entire equity interest in, Mersana. Following the consummation of the Offer, we intend to complete the Merger (as defined below) as soon as practicable. Upon completion of the Merger, Mersana will become a wholly owned subsidiary of Day One. In addition, we will cause the Shares to be delisted from The Nasdaq Stock Market (“Nasdaq”) and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after completion of the Merger.

Who can participate in the Offer?
•
The Offer is open to all holders and beneficial owners of the Shares.

How much are you offering to pay and what is the form of payment?
•
Purchaser is offering to pay (i) $25.00 per Share, net to the stockholder in cash, without interest and less any applicable tax withholding, plus (ii) one CVR per Share, representing the right to receive certain contingent payments of up to an aggregate amount of $30.25 per CVR in cash, without interest and less any applicable withholding taxes, upon the achievement of certain specified milestones on or prior to the applicable milestone outside dates in accordance with the terms and conditions set forth in the CVR Agreement. The CVR Agreement contains important terms, conditions and other provisions relating to any potential payment in respect of the CVRs. It is possible that no payment or a lower payment will become payable in respect of the CVRs. See Section 11 — “The Merger Agreement; Other Agreements — CVR Agreement.”

See the “Introduction” to this Offer to Purchase.
Will I have to pay any fees or commissions?
•
If you are the holder of record of your Shares and you directly tender your Shares to us in the Offer, you will not need to pay brokerage fees, commission or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

See the “Introduction” to this Offer to Purchase and Section 18 — “Fees and Expenses.”
Is there an agreement governing the Offer?
•
Yes. Mersana, Day One and Purchaser have entered into the Merger Agreement. The Merger Agreement contains the terms and conditions of the Offer and the Merger.

See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement” and Section 15 — “Conditions of the Offer.”

What are the material U.S. federal income tax consequences of tendering my Shares in the Offer or having my Shares exchanged for cash pursuant to the Merger?
•
The exchange of Shares for the Offer Price pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss recognized, and the timing and potentially the character of a portion of such gain or loss, depends in part on the U.S. federal income tax treatment of the CVRs, which is subject to some uncertainty. See Section 5 — “Material U.S. Federal Income Tax Consequences” regarding further discussion of the material U.S. federal income tax consequences of exchanging your Shares for the Offer Price and receiving the Milestone Payments (as defined below), if any, pursuant to the CVRs.

We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer and the Merger in light of your particular circumstances (including the application and effect of any U.S. federal, state, local or non-U.S. income and other tax laws).
What is the CVR and how does it work?
•
Pursuant to the Merger Agreement, at or prior to the time (such time, the “Offer Acceptance Time”) at which Purchaser irrevocably accepts for purchase all Shares validly tendered (and not validly withdrawn) pursuant to the Offer, Day One and the Rights Agent will enter into the CVR Agreement. The CVRs are contractual rights only and not transferable except under certain limited circumstances, will not be certificated or evidenced by any instrument and will not be registered with the SEC or listed for trading. The CVRs will not have any voting or dividend rights and will not represent any equity or ownership interest in Day One, Purchaser or Mersana or any of their affiliates.

•
Pursuant to the Merger Agreement, at or prior to the Offer Acceptance Time, Day One and the Rights Agent will enter into the CVR Agreement. The CVRs are contractual rights only and not transferable except under certain limited circumstances, will not be certificated or evidenced by any instrument and will not be registered with the SEC or listed for trading. The CVRs will not have any voting or dividend rights and will not represent any equity or ownership interest in Day One, Purchaser or Mersana or any of their affiliates.

•
Each CVR represents a right to receive the following cash payments, without interest and subject to reduction for any applicable tax withholding (the “Milestone Payments”) if the following milestones (the “Milestones”) are achieved:

•
$1.00 per CVR, without interest and less any applicable tax withholding, payable upon the U.S. Food and Drug Administration (the “FDA”) granting “breakthrough therapy” designation in the United States for emiltatug ledadotin (XMT-1660) (“Emi-Le”) on or before December 31, 2027;

•
$1.25 per CVR, without interest and less any applicable tax withholding, payable upon receipt by Day One or any of its affiliates (including the Surviving Corporation) of the $8.0 million milestone payment payable upon achievement of a specified development milestone set forth in that certain Research Collaboration and License Agreement, dated as of February 2, 2022, as amended, by and between Mersana and Janssen Biotech, Inc. (the “Janssen Agreement”), on or before December 31, 2026;

•
$4.00 per CVR, without interest and less any applicable tax withholding, payable upon occurrence of the first dosing of the first participant in a Registrational Clinical Trial (as defined in the CVR Agreement) of Emi-Le for adenoid cystic carcinoma type 1 (“ACC-1”) on or before December 31, 2027;

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$9.00 per CVR, without interest and less any applicable tax withholding, payable upon the occurrence of Regulatory Approval (as defined in the CVR Agreement) by the FDA for Emi-Le indicated for use in ACC-1 on or before December 31, 2030;

•
$2.00 per CVR, without interest and less any applicable tax withholding, payable upon the achievement of the first time that cumulative Net Sales (as defined in the CVR Agreement) of Emi-Le in any calendar year ending on or before December 31, 2032 is equal to or exceeds $100.0 million;

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$4.00 per CVR, without interest and less any applicable tax withholding, payable upon the achievement of the first time that cumulative Net Sales of Emi-Le in any calendar year ending on or before December 31, 2035 is equal to or exceeds $200.0 million;

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$6.00 per CVR, without interest and less any applicable tax withholding, payable upon the achievement of the first time that cumulative Net Sales of Emi-Le in any calendar year ending on or before December 31, 2037 is equal to or exceeds $300.0 million;

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$2.00 per CVR, without interest and less any applicable tax withholding, payable upon the occurrence of the First Commercial Sale (as defined in the CVR Agreement) of Emi-Le in the first to occur of France, Germany, Italy, Spain or the United Kingdom (the “European First Sale Milestone”) on or before December 31, 2030 (the “European First Sale Milestone End Date”); provided, however, that the European First Sale Milestone will be deemed to have occurred if, at any time on or before the European First Sale Milestone End Date, cumulative Net Sales of Emi-Le in the European Union and the United Kingdom is equal to or exceeds $10.0 million; and

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$1.00 per CVR, without interest and less any applicable tax withholding, payable upon the First Commercial Sale of Emi-Le in Japan on or before December 31, 2030.

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There can be no assurance that any Milestone will be achieved prior to its expiration or termination of the CVR Agreement, or that payment will be required of Day One with respect to any Milestone.

•
The rights to payment described above are solely a contractual right governed by the terms and conditions of the CVR Agreement. No interest will accrue or be payable in respect of any of the amounts that may be payable in respect of the CVRs. As a holder of a CVR, you will have no greater rights against Day One than those accorded to general, unsecured creditors under applicable law with respect to the Milestone Payment amounts that may be payable.

See Section 11 — “The Merger Agreement; Other Agreements — CVR Agreement.”
Is it possible that no payment will become payable to the holders of CVRs?
•
Yes. It is possible that some or all Milestones described above will not be achieved on or prior to the applicable expiration or termination of the CVR Agreement, in which case you will receive only the Upfront Cash Consideration for any Shares you tender in the Offer and only certain of or none of the Milestone Payments with respect to your CVR. It is not possible to know at this time whether any Milestone Payment will become payable with respect to the CVR.

•
With respect to each Milestone, until the earlier of the date on which the Milestone has been achieved and the applicable expiration or termination of the CVR Agreement, Day One (directly or through its assignees or their respective affiliates or certain sublicensees of the foregoing) is obligated to use certain specified commercially reasonable efforts to achieve such Milestone. “Commercially Reasonable Efforts” means with respect to the development and commercialization, as applicable, of Emi-Le, the level of efforts that Day One and its affiliates would devote to a product of similar potential (including commercial potential) at a similar stage in its development or product life, and to which they hold exclusive rights, taking into account its proprietary position, anticipated or actual market conditions and economic return potential, and the regulatory environment and other relevant commercial, technical, legal, scientific or medical factors.

•
Day One and Rights Agent will acknowledge and agree under the CVR Agreement that (i) the level of efforts that constitute Commercially Reasonable Efforts may change over time and vary from country to country, reflecting changes in the status of the product, compound or therapy, (ii) the use of Commercially Reasonable Efforts may result in Day One and its affiliates ceasing the research, development, commercialization or other exploitation of Emi-Le, (iii) the use of Commercially Reasonable Efforts does not require that Day One or its affiliates to act in a manner which would otherwise be contrary to prudent business judgment, including business judgment as exercised in Day One’s or its affiliates’ ordinary course of business, and (iv) once research, development, commercialization or other exploitation of Emi-Le has ceased in compliance with the CVR Agreement, the use of Commercially Reasonable Efforts does not require the continued reevaluation of whether development, commercialization or exploitation must be reinitiated for such compound. Notwithstanding the foregoing, if the development or commercialization of Emi-Le is being conducted by a licensee under an agreement that contains a commercially reasonable and customary definition of “Commercially Reasonable Efforts” (or equivalent term) that is at least substantially equivalent, then for purposes of such licensee’s activities under the CVR Agreement, such definition shall replace the above definition.
•
Therefore, there can be no assurance that any Milestone will be achieved prior to its expiration or termination of the CVR Agreement, or that payment will be required of Day One with respect to any Milestone.

See Section 11 — “The Merger Agreement; Other Agreements — CVR Agreement.”
May I transfer my CVR?
•
The CVRs will not be transferable by you except:

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upon your death, by will or intestacy;

•
by instrument to an inter vivos or testamentary trust in which the CVRs are passed to your beneficiaries upon your death;

•
pursuant to a court order;

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by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity;

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in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary to the extent allowable by The Depository Trust Company;

•
if you abandon the CVRs by transfer to Day One or any of its subsidiaries without consideration therefor, via delivery of a written notice of such abandonment to Day One.

See Section 11 — “The Merger Agreement; Other Agreements — CVR Agreement.”
Does Purchaser have the financial resources to pay for all of the Shares that it is offering to purchase pursuant to the Offer?
•
Yes. We estimate that we will need approximately $129,000,000 in cash to pay the Upfront Cash Consideration to acquire all of the issued and outstanding shares of Mersana pursuant to the Offer and the Merger, plus any related transaction fees and expenses. Day One will provide Purchaser with sufficient funds to purchase all Shares validly tendered (and not properly withdrawn) in the Offer. Day One has and will continue to have cash on hand necessary to satisfy all of Purchaser’s payment obligations under the Merger Agreement and resulting from the Transactions. In addition, we estimate that we will need approximately $156,000,000 to pay the maximum aggregate amount that the holders of CVRs may be entitled to receive if the specified Milestones are achieved at the maximum payment amount in accordance with the terms and conditions set forth in the CVR Agreement. Purchaser will acquire these funds from Day One, which intends to provide the funds out of available cash on hand. The Offer is not conditioned upon Day One’s or Purchaser’s ability to finance or fund the purchase of the Shares pursuant to the Offer.

See Section 9 — “Source and Amount of Funds.”
Is Purchaser’s financial condition relevant to my decision to tender my Shares in the Offer?
We do not think Purchaser’s financial condition is relevant to your decision to tender Shares in the Offer because:
•
the Offer is being made for all issued and outstanding Shares solely for cash (including the right to receive any amounts payable with respect to the CVRs, which will be paid in cash upon the achievement of Milestones in accordance with the terms and subject to the conditions of the CVR Agreement);

•
through Day One, Purchaser will have sufficient funds available to purchase all Shares validly tendered (and not properly withdrawn) in the Offer and, if we consummate the Offer and the Merger, all Shares converted into the right to receive the Offer Price in the Merger;

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through Day One, Purchaser will have sufficient funds available to consummate the Offer and the Merger and pay any Milestone Payments payable pursuant to the CVR Agreement from cash on hand;

•
the Milestone Payments are not tied to the overall financial condition, results of operations or position of Day One or the Surviving Corporation; and

•
the Offer and the Merger are not subject to any financing condition.

While, for the reasons stated above, we do not believe Purchaser’s financial condition or the financial condition of Day One to be relevant to your decision whether to tender your Shares, you should consider the following financial matters in respect of the CVRs in connection with your decision whether to tender your Shares:
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the financial condition of Day One or the Surviving Corporation could deteriorate such that we would not have the necessary cash to make the required payments under the CVR Agreement;

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holders of CVRs will have no greater rights against Day One and the Surviving Corporation than those accorded to general unsecured creditors of Day One and the Surviving Corporation under applicable law;

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the rights of holders of CVRs will be effectively subordinated in right of payment to all of Day One’s and the Surviving Corporation’s secured obligations (if any) to the extent of the collateral securing such obligations; and

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the filing of a bankruptcy petition by, or on behalf of, Day One or the Surviving Corporation may prevent Day One or the Surviving Corporation from making some or all payments that may become payable with respect to the CVRs.

See Section 9 — “Source and Amount of Funds” and Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”
Is there a minimum number of Shares that must be tendered in order for you to purchase any securities?
•
Yes. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not properly withdrawn) pursuant to the Offer is subject to various conditions set forth in Section 15 — “Conditions of the Offer,” including the Minimum Condition. The “Minimum Condition” means that there shall have been validly tendered (not including any Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer pursuant to such procedures) and not validly withdrawn Shares that, considered together with all other Shares (if any) then owned by Day One and its subsidiaries, represent one more Share than 50% of the total number of Shares outstanding at the time of the expiration of the Offer. See Section 15 — “Conditions of the Offer.”

If you do not consummate the Offer, will you nevertheless consummate the Merger?
•
No. Neither we nor Mersana is under any obligation to pursue or consummate the Merger if the Offer is not consummated as set forth in this Offer to Purchase. See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”

How long do I have to decide whether to tender my Shares in the Offer?
•
You will have until the Expiration Date to tender your Shares in the Offer. The term “Expiration Date” means one minute past 11:59 p.m., Eastern Time, on January 5, 2026, unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the Merger Agreement, in which case the term “Expiration Date” means such subsequent time on such subsequent date. In addition, if, pursuant to the Merger Agreement, Purchaser decides to, or is required to, extend the Offer as described below, you will have an additional period of time to tender your Shares.

See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Can the Offer be extended and under what circumstances?
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Yes. The Merger Agreement contains provisions that govern the circumstances under which Purchaser is required or permitted to extend the Offer and under which Day One is required to cause Purchaser to extend the Offer. Specifically, the Merger Agreement provides that the Offer shall be extended:

•
for the minimum period required by any law or any interpretation or position of the SEC or Nasdaq or their respective staff, in each case, applicable to the Offer, or as may be necessary to resolve any comments of the SEC or Nasdaq or their respective staff, in each case, as applicable to the Offer, the Schedule 14D-9 (as defined below) or the Schedule TO (as defined below) and all amendments, supplements and exhibits thereto (which together constitute the “Offer Documents”);

•
for periods of up to 10 business days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) will have expired or been terminated;

•
until one minute after 11:59 p.m. Eastern Time on the day that is the Outside Date (as defined below) (as extended pursuant to the Merger Agreement), if the Outside Date would have otherwise occurred as of the then-scheduled Expiration Date but has been extended due to an action brought by Mersana to specifically enforce its rights under the Merger Agreement,

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at the request of Mersana, on one or more occasions for additional periods of up to 10 business days per extension, if, as of the scheduled Expiration Date, any Offer Condition (other than the Minimum Condition, the Offer Condition relating to the absence of a Company Material Adverse Effect (as defined below), or such Offer Conditions that by their nature are to be satisfied or waived as of the Offer Acceptance Time) is not satisfied and has not been waived, to permit such Offer Condition to be satisfied; and

•
at the request of Mersana, on up to two occasions for additional periods specified by Mersana of up to 10 business days per extension, if, as of the scheduled Expiration Date, the Minimum Condition is the only Offer Condition that is not satisfied or waived (other than such Offer Conditions that by their nature are to be satisfied or waived as of the Offer Acceptance Time), to permit the Minimum Condition to be satisfied.

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Additionally, if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, if permitted under the Merger Agreement and applicable laws, Purchaser may, in its discretion (without the consent of Mersana or any other person) extend the Offer on one or more occasions, for additional periods of up to 10 business days per extension, to permit such Offer Condition to be satisfied.

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In no event will Purchaser be (i) required to extend the Offer beyond the earliest to occur of (A) the valid termination of the Merger Agreement in compliance with its terms and (B) the Outside Date (in either case, the “Extension Deadline”) or (ii) permitted to extend the Offer beyond the Extension Deadline without the prior written consent of Mersana. The “Outside Date” means May 12, 2026.

•
If Purchaser extends the Offer, such extension will extend the time that you will have to tender your Shares.

See Section 1 — “Terms of the Offer” and Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”
Will there be a subsequent offering period?
•
No, the Merger Agreement does not provide for a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act without the prior written consent of Mersana.

How will I be notified if the Offer is extended?
•
If we extend the Offer, we intend to inform Computershare Trust Company, N.A., the depositary and paying agent for the Offer (the “Depositary”), of any extension, and will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the business day after the previously scheduled Expiration Date.

See Section 1 — “Terms of the Offer.”
What are the most significant conditions to the Offer?
The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not properly withdrawn) pursuant to the Offer is subject to the satisfaction of a number of conditions by the scheduled Expiration Date of the Offer, including, among other conditions:
•
the Minimum Condition (as defined in the “Summary Term Sheet”);

•
the HSR Condition (as defined below in Section 15 — “Conditions of the Offer”);

•
the Representations Condition (as defined below in Section 15 — “Conditions of the Offer”); and

•
the Legal Restraint Condition (as defined below in Section 15 — “Conditions of the Offer”).

The above Offer Conditions are further described, and other Offer Conditions are described, below in Section 15 — “Conditions of the Offer.” The Offer and the Merger are not subject to any financing condition.
How do I tender my Shares?
•
If you hold your Shares directly as the holder of record, surrender the Share Certificates or confirm a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” and complete and sign the Letter of Transmittal (or, in the case of a book-entry transfer, deliver an Agent’s Message in lieu of the Letter of Transmittal) that accompanies this Offer to Purchase in accordance with the instructions set forth therein and mail or deliver the Letter of Transmittal with any required signature guarantees and all other required documents to the Depositary. These materials must be delivered to the Depositary prior to the Expiration Date.

•
If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, request your broker, dealer, commercial bank, trust company or other nominee to tender your Shares through DTC’s ATOP prior to the Expiration Date.

•
We are not providing for guaranteed delivery procedures. Therefore, Mersana stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC, which end earlier than the Expiration Date. Normal business hours of DTC are between 8:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday. Mersana stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the related Letter of Transmittal prior to the Expiration Date. Tenders received by the Depositary after the Expiration Date will be disregarded and of no effect.

See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
If I accept the Offer, how will I get paid?
•
If the Offer Conditions are satisfied and we accept your validly tendered Shares for payment, payment will be made by deposit of the aggregate purchase price for the Shares accepted in the Offer with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting payments, subject to any tax withholding required by applicable law, to tendering stockholders whose Shares have been accepted for payment.

See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Until what time may I withdraw previously tendered Shares?
•
You may withdraw your previously tendered Shares at any time until the Expiration Date. In addition, if we have not accepted your Shares for payment within 60 days of commencement of the Offer, you may withdraw them at any time after February 3, 2026, the 60th day after commencement of the Offer, until we accept your Shares for payment.

See Section 4  — “Withdrawal Rights.”
How do I properly withdraw previously tendered Shares?
•
To properly withdraw previously tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary prior to the Expiration Date. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares in a timely manner prior to the Expiration Date.

See Section 4 — “Withdrawal Rights.”
Has the Offer been approved by the Mersana Board?
•
Yes. The Mersana Board unanimously (i) determined that the Merger Agreement and the Transactions are advisable and fair to, and in the best interests of, Mersana and its stockholders, (ii) agreed that the Merger shall be subject to Section 251(h) of the DGCL, (iii) approved the execution, delivery and performance by Mersana of the Merger Agreement and the consummation of the Transactions, and approved the CVR Agreement and the transactions contemplated thereby and (iv) resolved to recommend that Mersana’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

Descriptions of the reasons for the Mersana Board’s recommendation and approval of the Offer are set forth in Mersana’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which is being mailed to Mersana stockholders together with the Offer materials (including this Offer to Purchase and the related Letter of Transmittal).
•
Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 thereof under the sub-headings “Recommendation of the Company Board”, “Background of the Offer and the Merger” and “Reasons for the Recommendation.”

If Shares tendered pursuant to the Offer are purchased by Purchaser, will Mersana continue as a public company?
•
No. We expect to complete the Merger as soon as practicable following the consummation of the Offer. Once the Merger takes place, Mersana will become a wholly owned subsidiary of Day One. Following the Merger, we will cause the Shares to be delisted from Nasdaq and deregistered under the Exchange Act.

See Section 13 — “Certain Effects of the Offer.”
Will a meeting of Mersana stockholders be required to approve the Merger?
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No. Section 251(h) of the DGCL provides that, unless expressly required by its certificate of incorporation, no vote of stockholders will be necessary to authorize the merger of a constituent corporation which has a class or series of stock listed on a national securities exchange or held of record by more than 2,000 holders immediately prior to the execution of the applicable agreement of merger by such constituent corporation if, subject to certain statutory provisions:

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the agreement of merger expressly permits or requires that the merger will be effected by Section 251(h) of the DGCL and provides that such merger be effected as soon as practicable following the consummation of the tender offer;

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an acquiring corporation consummates a tender offer for all of the outstanding stock of such constituent corporation on the terms provided in such agreement of merger that, absent the provisions of Section 251(h) of the DGCL, would be entitled to vote on the adoption or rejection of the agreement of merger; provided, however, that such tender offer may be conditioned on the tender of a minimum number or percentage of shares of the stock of such constituent corporation, or any class or series thereof, and such offer may exclude any excluded stock (as defined in the DGCL);
•
immediately following the consummation of the tender offer, the stock that the acquiring corporation irrevocably accepts for purchase, together with the stock otherwise owned by the acquiring corporation or its affiliates, equals at least the percentage of shares of each class of stock of such constituent corporation that would otherwise be required to adopt the agreement of merger for such constituent corporation;

•
the acquiring corporation merges with or into such constituent corporation pursuant to such agreement of merger; and

•
each outstanding share (other than shares of excluded stock) of each class or series of stock of the constituent corporation that is the subject of and not irrevocably accepted for purchase in the offer is converted in such merger into, or into the right to receive, the same amount and type of consideration in the merger as was payable in the tender offer.

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If the conditions to the Offer and the Merger are satisfied or waived (to the extent waivable), we are required by the Merger Agreement to effect the Merger pursuant to Section 251(h) of the DGCL without a meeting of Mersana stockholders and without a vote or any further action by Mersana stockholders.

See Section 16  — “Certain Legal Matters; Regulatory Approvals.”
If I do not tender my Shares but the Offer is consummated, what will happen to my Shares?
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If the Offer is consummated, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement (See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement”), Purchaser will merge with and into Mersana pursuant to Section 251(h) of the DGCL. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the treasury of Mersana or by any Mersana Subsidiary immediately prior to the Effective Time, (ii) Shares irrevocably accepted for purchase in the Offer by Purchaser, (iii) Shares held by Day One, Purchaser or any other wholly owned subsidiary of Day One immediately prior to the Effective Time, or (iv) Dissenting Shares) shall convert into the right to receive the Merger Consideration.

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If the Merger is completed, Mersana stockholders who do not tender their Shares in the Offer (other than stockholders who properly exercise appraisal rights) will receive the same Offer Price per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Offer is consummated and the Merger is completed, the only differences to you between tendering your Shares and not tendering your Shares in the Offer are that (i) you may be paid earlier if you tender your Shares in the Offer and (ii) appraisal rights will not be available to you if you tender Shares in the Offer, but will be available to you in the Merger if you do not tender Shares in the Offer and you comply in all respects with Section 262 of the DGCL. See Section 17 — “Appraisal Rights.”

•
However, in the unlikely event that the Offer is consummated but the Merger is not completed, the number of Mersana stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, in such event, it is possible that the Shares will be delisted from Nasdaq and Mersana will no longer be required to make filings with the SEC under the Exchange Act.

See the “Introduction” to this Offer to Purchase, Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement” and Section 13 — “Certain Effects of the Offer.”
What will happen to my stock options, restricted stock units and rights to acquire shares under Mersana’s employee stock purchase plan?
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The Offer is being made only for Shares, and not for outstanding options to purchase shares of common stock (each a “Company Option”) or outstanding restricted stock units, each of which represents the right to receive one share of Mersana Common Stock (each a “Company RSU”). Holders of outstanding unexercised Company Options that have an exercise price that is less than the Upfront Cash Consideration (each a “Cash-Out Option”), or outstanding Company RSUs will receive payment for such Cash-Out Options or Company RSUs following the Effective Time as provided in the Merger Agreement without participating in the Offer. Holders of outstanding vested but unexercised Company Options who wish to participate in the Offer must exercise such Company Options in accordance with the terms of the applicable option agreement and tender the Shares, if any, issued upon such exercise. Any exercise of outstanding Company Options should be completed sufficiently in advance of the Expiration Date to ensure the holder of such outstanding Company Options will have sufficient time to comply with the procedures for tendering Shares described below in Section 3  — “Procedures for Accepting the Offer and Tendering Shares.” Holders of outstanding unexercised Company Options that are not exercised prior to the Expiration Date as provided above, and holders of unvested Company RSUs that are not settled prior to the Expiration Date will receive payment, if any, with respect to those Company Options and Company RSUs as described in the following paragraphs.
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Pursuant to the Merger Agreement, as of immediately prior to the Effective Time, each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time and that is a Cash-Out Option, will become fully vested as of immediately prior to the Effective Time and will be cancelled and converted into the right to receive the Merger Consideration minus the exercise price payable per Share underlying such Option. The terms of the CVR to be issued to any holder of Cash-Out Options will be governed solely by the CVR Agreement.

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Effective as of 10 business days prior to the date on which the closing occurs (the “Closing Date”), or such other date occurring prior to the Closing Date as may be determined by the Mersana Board in its discretion (such date, the “Acceleration Date”), each then outstanding and unexercised option with an exercise price per Share equal to or greater than the Upfront Cash Consideration (each an “Out of the Money Option”) will vest in full and become exercisable up to and through the closing of regular trading on the Nasdaq Stock Market on the fifth business day following the Acceleration Date (such fifth business day, the “Last Exercise Date”) in accordance with the terms and conditions of such Out of the Money Option, and such Out of the Money Option shall be canceled and shall cease to exist as of the Effective Time, and no consideration shall be delivered in exchange therefor if not exercised by the holder thereof on or prior to the closing of regular trading on the Last Exercise Date.

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Effective as of immediately prior to the Effective Time, each Company RSU outstanding as of immediately prior to the Effective Time, whether or not then vested, will be cancelled and converted into the right to receive the Merger Consideration, without interest and subject to any applicable withholding taxes. The terms of the CVR to be issued to any holder of Company RSU awards will be governed solely by the CVR Agreement.

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With respect to each offering period under Mersana’s 2017 Employee Stock Purchase Plan (the “Company ESPP”) that is in effect as of the date of the Merger Agreement (each a “Current ESPP Offering Period”), no employee who was not a participant in the Company ESPP as of such date may become a participant in the Company ESPP and no participant may increase the percentage amount of such participant’s payroll deduction election from that in effect on the date of the Merger Agreement for such Current ESPP Offering Period(s), (ii) no additional offering period will commence under the Company ESPP after the date of the Merger Agreement, (iii) subject to the consummation of the Merger, the Company ESPP will terminate, effective immediately prior to the Effective Time and (iv) if any Current ESPP Offering Period will still be in effect as of immediately prior to the Effective Time, then each outstanding option granted pursuant to the Company ESPP will be terminated immediately prior to the Effective Time and the balances in the accounts of participants in the Company ESPP shall be returned to them.

See Section 11  — “The Merger Agreement; Other Agreements — Merger Agreement.”
What is the market value of my Shares as of a recent date?
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On November 12, 2025, the last full day of trading before the public announcement of the execution of the Merger Agreement, the reported closing price of the Shares on Nasdaq was $8.87 per Share.

On December 4, 2025, the last full day of trading before commencement of the Offer, the reported closing price of the Shares on Nasdaq was $27.47 per Share. We encourage you to obtain a recent market quotation for the Shares before deciding whether to tender your Shares.
See Section 6 — “Price Range of Shares; Dividends on the Shares.”
Have any stockholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?
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Yes. On November 12, 2025, in connection with the execution and delivery of the Merger Agreement, Mersana’s current directors and executive officers, Bain Capital Life Sciences Fund II, L.P., BCIP Life Sciences Associates, LP and BCLS II Investco, LP (collectively, the “Supporting Stockholders”), solely in their respective capacities as stockholders of Mersana, each entered into a tender and support agreement (collectively, the “Tender and Support Agreements”) with Day One and Purchaser, pursuant to which each Supporting Stockholder agreed, among other things, (i) to tender all of the Shares held by such Supporting Stockholder in the Offer, subject to certain exceptions (including the valid termination of the Merger Agreement), (ii) to, if applicable, vote all of such Supporting Stockholder’s Shares in favor of the Merger, and (iii) to certain other restrictions on its ability to take actions with respect to Mersana and its Shares. The Supporting Stockholders owned approximately 8.5% of the outstanding Shares as of November 10, 2025. The Tender and Support Agreements will terminate upon the earliest of (i) the date and time upon which the Merger Agreement is validly terminated in accordance with its terms, and (ii) the date and time upon which the Merger becomes effective.

See Section 11 — “The Merger Agreement; Other Agreements — Tender and Support Agreements.”
Will I have appraisal rights in connection with the Offer?
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No appraisal rights will be available to holders of Shares who tender such Shares in connection with the Offer. However, if Purchaser purchases Shares pursuant to the Offer and the Merger is completed, holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter lose such holders’ appraisal rights (by withdrawal, failure to perfect or otherwise), in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest thereon. The “fair value” could be greater than, less than or the same as the Offer Price. More information regarding Section 262 of the DGCL, including how to access it without subscription or cost, is set forth in Mersana’s Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to Mersana stockholders together with the Offer materials (including this Offer to Purchase and the related Letter of Transmittal).

See Section 17 — “Appraisal Rights.”
Whom should I call if I have questions about the Offer?
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You may call the Information Agent, toll free at (866) 486-4981. See the back cover of this Offer to Purchase for additional contact information for the Information Agent.

2   INTRODUCTION
Purchaser is offering to purchase all of the outstanding Shares, which constitute all of the issued and outstanding shares of capital stock of Mersana, for the Offer Price, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal.
The Offer is being made pursuant to the Merger Agreement, pursuant to which, after consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will merge with and into Mersana pursuant to Section 251(h) of the DGCL, upon the terms and subject to the conditions set forth in the Merger Agreement, with Mersana continuing as the Surviving Corporation and becoming a wholly owned subsidiary of Day One. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall automatically convert into the right to receive the Merger Consideration.
Under no circumstances will interest be paid on the purchase price for the Shares accepted for payment in the Offer, including by reason of any extension of the Offer or any delay in making payment for the Shares.
The Merger Agreement is more fully described in Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”
Tendering stockholders who are holders of record of their Shares and who tender directly to the Depositary (as defined above in the “Summary Term Sheet”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Section 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such broker, dealer, commercial bank, trust company or other nominee as to whether it charges any service fees or commissions.
The Mersana Board unanimously (i) determined that the Merger Agreement and the Transactions are advisable and fair to, and in the best interests of, Mersana and its stockholders, (ii) agreed that the Merger shall be subject to Section 251(h) of the DGCL, (iii) approved the execution, delivery and performance by Mersana of the Merger Agreement and the consummation of the Transactions, and approved the CVR Agreement and the transactions contemplated thereby and (iv) resolved to recommend that Mersana’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.
Descriptions of the Mersana Board’s reasons for authorizing and approving the Merger Agreement and the consummation of the Transactions are set forth in Mersana’s Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to Mersana stockholders together with the Offer materials (including this Offer to Purchase and the related Letter of Transmittal). Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 under the sub-headings “Recommendation of the Company Board”, “Background of the Offer and the Merger” and “Reasons for the Recommendation.”
The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not properly withdrawn) pursuant to the Offer is subject to the satisfaction of, among other conditions, the Minimum Condition (as defined below in Section 15 — “Conditions of the Offer”). The Offer also is subject to other customary conditions as set forth in this Offer to Purchase. See Section 15 — “Conditions of the Offer.” There is no financing condition to the Offer and the Merger.

3   THE TENDER OFFER
1.
Terms of the Offer

Purchaser is offering to purchase all of the issued and outstanding Shares, which constitute all of the issued and outstanding shares of capital stock of Mersana, at the Offer Price, net to the stockholder in cash, without interest and less any applicable tax withholding. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and, promptly after the Expiration Date, pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn as described in Section 4 — “Withdrawal Rights.”
The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the other conditions described in Section 15 — “Conditions of the Offer.”
The Merger Agreement contains provisions that govern the circumstances under which Purchaser is required or permitted to extend the Offer and under which Day One is required to cause Purchaser to extend the Offer. Specifically, the Merger Agreement provides that Purchaser is required to extend the Offer:
(i)
for the minimum period required by any law or any interpretation or position of the SEC or Nasdaq or their respective staff, in each case, applicable to the Offer, or as may be necessary to resolve any comments of the SEC or Nasdaq or their respective staff, in each case, as applicable to the Offer, the Schedule 14D-9 or the Offer Documents,

(ii)
for periods of up to 10 business days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act will have expired or been terminated,

(iii)
until one minute after 11:59 p.m. Eastern Time on the day that is the Outside Date (as extended pursuant to the Merger Agreement), if the Outside Date would have otherwise occurred as of the then-scheduled Expiration Date but has been extended due to an action brought by Mersana to specifically enforce its rights under the Merger Agreement,

(iv)
at the request of Mersana, on one or more occasions for additional periods of up to 10 business days per extension, if, as of the scheduled Expiration Date, any Offer Condition (other than the Minimum Condition, the Offer Condition relating to the absence of a Company Material Adverse Effect, or such Offer Conditions that by their nature are to be satisfied or waived as of the Offer Acceptance Time) is not satisfied and has not been waived, to permit such Offer Condition to be satisfied, and

(v)
at the request of Mersana, on up to two occasions for additional periods specified by Mersana of up to 10 business days per extension, if, as of the scheduled Expiration Date, the Minimum Condition is the only Offer Condition that is not satisfied or waived (other than such Offer Conditions that by their nature are to be satisfied or waived as of the Offer Acceptance Time), to permit the Minimum Condition to be satisfied.

Additionally, if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, if permitted under the Merger Agreement and under applicable laws, Purchaser may, in its discretion (without the consent of Mersana or any other person) extend the Offer on one or more occasions, for additional periods of up to 10 business days per extension, to permit such Offer Condition to be satisfied. However, in no event will Purchaser be (i) required to extend the Offer beyond the earliest to occur of (A) the valid termination of the Merger Agreement in compliance with its terms and (B) the Outside Date (in either case, the “Extension Deadline”) or (ii) permitted to extend the Offer beyond the Extension Deadline without the prior written consent of Mersana. If Purchaser extends the Offer, such extension will extend the time that you will have to tender your Shares.
See Section 1 — “Terms of the Offer” and Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”

If we extend the Offer, are delayed in our acceptance for payment of Shares, are delayed in payment after the Offer Acceptance Time or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Offer to Purchase under Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.
Subject to the applicable rules and regulations of the SEC and the terms and conditions of the Merger Agreement, we expressly reserve the right to increase the Offer Price, waive (to the extent permissible) any Offer Condition and make any other changes in the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement; provided, however, that, without the prior written consent of Mersana, we may not (i) decrease the Offer Price, including by reducing the amount of the Upfront Cash Consideration or the amount or number of any of the Milestone Payments underlying the CVR to be paid per Share (other than to make the customary proportional adjustment for stock splits, stock dividends, recapitalizations or similar capital structure changes permitted pursuant to the Merger Agreement), (ii) change the form of consideration payable in the Offer (other than the substitution of cash for the elimination of one or more Milestone Payment(s) for each CVR in an amount equal to the applicable maximum Milestone Payment payable for such eliminated Milestone(s), (iii) decrease the maximum number of Shares sought to be purchased for payment in the Offer (other than pursuant to Section 2.1(g) of the Merger Agreement), (iv) impose conditions or requirements to the Offer in addition to the Offer Conditions, (v) amend or modify any of the Offer Conditions in a manner that adversely affects any holder of Shares in its capacity as such, (vi) change or waive the Minimum Condition, (vii) extend or otherwise change the Expiration Date (other than as permitted or required pursuant to the Merger Agreement), (viii) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act, or (ix) amend or modify the terms of the CVR or the CVR Agreement (other than as set forth in the definition thereof and other than the substitution of cash for the elimination of one or more Milestone Payment(s) for each CVR in an amount equal to the applicable maximum Milestone Payment payable for such eliminated Milestone(s) for the CVR).
Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern Time, on the business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we intend to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.
If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. We understand that in the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to holders of Shares, and with respect to a change in price or a change in the percentage of Shares sought, a minimum of 10 business days is required to allow for adequate dissemination to holders of Shares and investor response.
If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in the consideration.
The obligation of Purchaser to irrevocably accept for payment, and pay for, all Shares validly tendered (and not properly withdrawn) pursuant to the Offer is subject to the satisfaction of the Offer Conditions.

Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser will not be required to, and Day One will not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any tendered Shares if any of the Offer Conditions has not been satisfied at the scheduled Expiration Date. Under certain circumstances described in the Merger Agreement, Day One or Mersana may terminate the Merger Agreement.
Mersana has provided us with its stockholder list and security position listings for the purpose of disseminating this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer, including the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on Mersana’s stockholder list and will be furnished for subsequent transmittal to beneficial owners of Shares to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on Mersana’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.
2.
Acceptance for Payment and Payment for Shares

Subject to the terms of the Offer and the Merger Agreement and subject to the satisfaction or waiver of all of the Offer Conditions set forth in Section 15 — “Conditions of the Offer,” we will accept for payment and pay for all Shares validly tendered (and not properly withdrawn) pursuant to the Offer as promptly as practicable after the scheduled Expiration Date and, in any event, not more than two business days after the Expiration Date. Subject to compliance with Rule 14e-1(c) and Rule 14d-11(e) under the Exchange Act, as applicable, and with the Merger Agreement, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law or regulation. See Section 16 — “Certain Legal Matters; Regulatory Approvals.”
In all cases, we will pay for Shares validly tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) to the extent the Shares are not already held with the Depositary, the Share Certificates or Book-Entry Confirmation pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer or a tender through DTC’s ATOP, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal or the Depositary, in each case prior to the Expiration Date. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent’s Message, in each case, with respect to Shares that are actually received by the Depositary.
The term “Agent’s Message” means a message transmitted through electronic means by DTC in accordance with the normal procedures of DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of, the Letter of Transmittal, and that Purchaser may enforce such agreement against such participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.
For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser (and not properly withdrawn) as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance of Shares for payment or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer. Under no circumstances will interest be paid on the purchase price for the Shares accepted for payment in the Offer, including by reason of any extension of the Offer or any delay in making payment for the Shares.
If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates representing unpurchased Shares will be promptly returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC) following the Expiration Date.
3.
Procedures for Accepting the Offer and Tendering Shares

Valid Tenders.   In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer or a tender through DTC’s ATOP, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal or the Depositary must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and, to the extent the Shares are not already held with the Depositary, either (i) in the case of certificated Shares, the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (ii) in the case of Shares held in book-entry form, such Shares must be tendered pursuant to the procedures for book-entry transfer described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date.
Book-Entry Transfer.   The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Depositary.
No Guaranteed Delivery.   We are not providing for guaranteed delivery procedures. Therefore, Mersana stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC, which end earlier than the Expiration Date. Normal business hours of DTC are between 8:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday. Mersana stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the related Letter of Transmittal prior to the Expiration Date. Tenders received by the Depositary after the Expiration Date will be disregarded and of no effect.
Signature Guarantees for Shares.   No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the holder(s) of record (which term, for purposes of this Section 3, includes any participant in DTC’s system whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder or holders have completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an “Eligible Institution” and collectively, “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is issued in the name of a person or persons other than the signers of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person or persons other than the holder(s) of record, then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the holder(s) of record that appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.
Notwithstanding any other provision of this Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) to the extent the Shares are not already held with the Depositary, certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer or a tender through DTC’s ATOP, an Agent’s Message in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal or the Depositary, in each case prior to the Expiration Date. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent’s Message, in each case, with respect to Shares that are actually received by the Depositary.
THE METHOD OF DELIVERY OF THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL, THE AGENT’S MESSAGE AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED MADE, AND RISK OF LOSS THEREOF WILL PASS, ONLY WHEN THEY ARE ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER OF SHARES, BY BOOK-ENTRY CONFIRMATION WITH RESPECT TO SUCH SHARES). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY PRIOR TO THE EXPIRATION DATE.
Tender Constitutes Binding Agreement.   The tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message). Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.
Determination of Validity.   All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties, subject to the rights of holders of Shares to challenge such determination with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of Purchaser, Day One or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement and the rights of holders of Shares to challenge any interpretation with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court, our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

Appointment as Proxy.   By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment the Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Mersana stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders of Mersana.
Company Options and Company RSUs.   The Offer is being made only for Shares, and not for outstanding Company Options or Company RSUs. Holders of outstanding unexercised Cash-Out Options or outstanding Company RSUs will receive payment for such Company Options or Company RSUs following the Effective Time as provided in the Merger Agreement without participating in the Offer. Holders of outstanding vested but unexercised Company Options who wish to participate in the Offer must exercise such Company Options in accordance with the terms of the applicable option agreement and tender the Shares, if any, issued upon such exercise. Any exercise of outstanding Company Options should be completed sufficiently in advance of the Expiration Date to assure the holder of such outstanding Company Options will have sufficient time to comply with the procedures for tendering Shares described in this Section 3. See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement” for additional information regarding the treatment of outstanding equity awards in the Merger.
Information Reporting and Backup Withholding.   Payments made to stockholders of Mersana in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding of U.S. federal income tax on payments for Shares made in the Offer or the Merger (currently at a rate of 24%). To avoid backup withholding, any stockholder that is a U.S. person that does not otherwise establish an exemption from U.S. federal backup withholding should complete and return the Form W-9 included in the Letter of Transmittal. If you are an LLC or Other Classification, do not complete the Form W-9 included in the Letter of Transmittal. You must complete an Internal Revenue Service (“IRS”) Form W-9. This form can be found on the IRS website at www.irs.gov. See “Limited Liability Company or Other Classification” on the back of the enclosed Form W-9 for more information. The Form W-9 included in the Letter of Transmittal, certifying that such stockholder is a U.S. person, that the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Any stockholder that is not a U.S. person should submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) attesting to such stockholder’s exempt foreign status in order to qualify for an exemption from information reporting and backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund from the IRS or a credit against a stockholder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. If backup withholding applies and results in an overpayment of tax, a refund can generally be obtained by the stockholder timely filing a U.S. federal income tax return.
4.
Withdrawal Rights

Except as otherwise provided in this Section 4, or as provided by applicable law, tenders of Shares made pursuant to the Offer are irrevocable.
Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders are irrevocable, except that if we have not accepted your Shares for payment within

60 days of commencement of the Offer, you may withdraw them at any time after February 3, 2026, the 60th day after commencement of the Offer, until Purchaser accepts your Shares for payment.
For a withdrawal of Shares to be effective, the Depositary must timely receive a written notice of withdrawal at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the Share Certificates are registered, if different from the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If Share Certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the name of the holder(s) of record and the serial numbers shown on such Share Certificates must also be furnished to the Depositary.
Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Date.
Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding, subject to the rights of holders of Shares to challenge such determination with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Day One or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.
5.
Certain Material U.S. Federal Income Tax Consequences

The following discussion sets forth certain anticipated material U.S. federal income tax consequences of the Offer and the Merger to holders that tender their Shares, and whose tender of the Shares is accepted, in exchange for the Offer Price pursuant to the Offer and holders whose Shares are converted into the right to receive the Offer Price pursuant to the Merger. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated or proposed thereunder and administrative guidance and judicial interpretations thereof, each in effect as of the date of this Offer to Purchase, and all of which are subject to change, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS or any opinion of counsel with respect to the statements made and the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed herein or that a court will not sustain any challenge by the IRS in the event of litigation.
This discussion applies to a holder only if the holder holds its Shares as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). It does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Shares in light of such holder’s particular circumstances, or that may apply to a holder subject to special treatment under U.S. federal income tax laws, including, but not limited to:
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a holder that is a regulated investment company, real estate investment trust, controlled foreign corporation, passive foreign investment company, cooperative, bank or certain other financial institution, insurance company, tax-exempt organization (including a private foundation), governmental organization, retirement or pension plan, dealer in securities or foreign currency, trader that uses the mark-to-market method of accounting with respect to its securities, expatriate or former long-term resident of the United States;

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a holder that is, or holds Shares through, a partnership, S corporation or other pass-through entity for U.S. federal income tax purposes;

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a holder that holds Shares as part of a straddle, hedging, constructive sale, conversion or other integrated transaction, or that is required under section 451(b) of the Code to recognize income or gain with respect to the Offer or the Merger no later than such income or gain is required to be reported on an applicable financial statement;

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a holder that holds or has held, directly, indirectly or constructively by attribution, more than five percent (5%) of the Shares;

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a holder that holds Shares as “qualified small business stock” for purposes of Sections 1045 and/or 1202 of the Code;

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a holder that exercises appraisal rights in the Merger;

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a holder that received the Shares as compensation, pursuant to the exercise or settlement of stock options, stock purchase rights or stock appreciation rights, or as restricted stock; and

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a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar.

In addition, this discussion does not address the alternative minimum tax or net investment income tax, U.S. federal estate and gift tax, or any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax.
If a partnership, or another entity or arrangement treated as a partnership, or other pass-through entity, for U.S. federal income tax purposes is a beneficial owner of Shares, the tax treatment of its partners or members generally will depend on the status of the partner or member and the activities of the partnership or other entity. Partnerships and other entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes holding Shares, and partners or members therein, are urged to consult their tax advisors regarding the consequences of the Offer and the Merger.
This discussion is intended only as a general summary of certain material U.S. federal income tax consequences of the Offer and the Merger to holders of Shares, and is not, is not intended to be, and may not be construed as, tax advice to holders of Shares. Because individual circumstances may differ, each holder of Shares is urged to consult his, her, or its own tax advisors as to the applicability and effect of the rules discussed below and the particular tax consequences of the Offer and the Merger, including U.S. federal estate, gift, and other non-income tax consequences, the application of the alternative minimum tax and any other U.S. federal, state, local and non-U.S. tax laws.
Tax Consequences to U.S. Holders.
For purposes of this discussion, a “U.S. Holder” is any beneficial owner of Shares that, for U.S. federal income tax purposes, is:
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an individual who is a citizen or resident of the United States;

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a domestic corporation;

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an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust, if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons has authority to control all of the trust’s substantial decisions or (ii) the trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

An exchange of Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes.
The amount of gain or loss a U.S. Holder recognizes, and the timing and potentially the character of a portion of such gain or loss, depends in part on the U.S. federal income tax treatment of the CVRs, which is subject to some uncertainty. The receipt of the CVRs pursuant to the Offer or the Merger should be treated as either a “closed transaction” or as an “open transaction” for U.S. federal income tax purposes, each as discussed in more detail below. The installment method of reporting will not be available with respect to any gain attributable to the receipt of, or payments on, the CVRs because the Shares are traded on an established securities market.

There is no legal authority directly addressing whether contingent payment rights with characteristics similar to the rights under the CVRs should be treated as open transactions or closed transactions, and this determination is inherently factual in nature. Therefore, U.S. Holders are urged to consult their own tax advisors concerning this issue. Under U.S. Treasury regulations addressing contingent payment obligations analogous to the CVRs, if the fair market value of the CVRs is reasonably ascertainable, a U.S. Holder should treat the transaction as a closed transaction and include the fair market value of the CVRs as additional consideration received in the Offer or the Merger for purposes of determining gain or loss. If the fair market value of the CVRs cannot be reasonably ascertained, a U.S. Holder may treat the transaction as an open transaction for purposes of determining gain or loss. Treasury regulations state that only in “rare and extraordinary” cases would the value of contingent payment obligations not be reasonably ascertainable. Regardless whether the sale of Shares for the Offer Price is treated as an open transaction or a closed transaction, gain or loss generally will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged pursuant to the Merger.
U.S. Holders are urged to consult their own tax advisors regarding the proper method of tax accounting with respect to the CVR and Milestone Payments thereunder, including as to whether to apply, and how to report their income under, the closed transaction method or open transaction method, as applicable in their respective case.
Treatment as Closed Transaction.   If the receipt of a CVR is part of a closed transaction for U.S. federal income tax purposes, a U.S. Holder who sells or exchanges Shares pursuant to the Offer or the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received plus the fair market value (determined as of the closing of the Offer or the Effective Time, as the case may be) of the CVRs received and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold or exchanged. No express guidance under current U.S. federal income tax law is available regarding the proper method for determining the fair market value of the CVRs. It is possible that the trading price of a Share prior to the closing of the Offer could be treated as indicating the combined fair market value of the Upfront Cash Consideration and a CVR. Any capital gain or loss recognized will be long-term capital gain or loss if the U.S. Holder’s holding period for such Shares exceeds one year. The deductibility of capital losses is subject to limitations.
A U.S. Holder’s initial tax basis in a CVR received in either the Offer or the Merger would equal the fair market value of such CVR (determined as of the closing of the Offer or the Effective Time, as the case may be) as determined for U.S. federal income tax purposes. The holding period for the CVR would begin on the day following the closing of the Offer or the Effective Time, as the case may be.
The character of any gain, income or loss recognized with respect to the Milestone Payments made (if any) pursuant to a CVR is uncertain. Any such payment may be treated as a payment with respect to a sale or exchange of a capital asset or as giving rise to ordinary income, possibly also including an amount of imputed interest, as described more fully below. In addition, it is unclear how a U.S. Holder of the CVRs would recover its adjusted tax basis in a CVR. It is possible that a holder may not be able to recover its adjusted tax basis in a CVR until the resolution of all contingencies under the CVR. If the CVR expires without the Milestones being achieved, loss equal to the U.S. Holder’s adjusted tax basis in the applicable CVR would be recognized, which may be a capital loss. Each U.S. Holder should consult its tax advisor regarding the character (as capital or ordinary) and tax treatment of payments received in respect of a CVR in a closed transaction or treatment of the expiration of the CVR without the Milestones being achieved.
Treatment as Open Transaction.   If the receipt of a CVR pursuant to the Offer or the Merger is treated as part of an “open transaction” for U.S. federal income tax purposes, the fair market value of the CVR will not be treated as additional consideration for the Shares at the time the CVR is received, and the U.S. Holder will not have any tax basis in the CVR. Instead, the U.S. Holder will take Milestone Payments made under a CVR into account when made or deemed made in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Generally, a portion of such payments will be treated as imputed interest, as described in more detail below, and the balance as additional consideration recognized in exchange for the Shares. The Upfront Cash Consideration and the portion of the Milestone Payments, if any, received pursuant to any CVR (other than the portion of such Milestone Payment that is required to be treated as imputed interest) will generally be applied first against a U.S. Holder’s adjusted tax basis in the Shares, and any excess thereafter will generally be treated as capital gain. A U.S. Holder will recognize capital loss with respect to a Share to the extent that the holder’s adjusted tax basis in such Share exceeds the Upfront Cash Consideration plus the Milestone Payments, if any, received pursuant to the CVR (other than the portion thereof required to be treated as imputed interest), and a U.S. Holder may not be able to recognize such loss until the resolution of all contingencies under the CVR. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holders’ holding period in the Share exceeds one year as the completion of the Merger or acceptance of the Offer, as the case may be. The deductibility of capital losses is subject to limitations.
Imputed Interest.   If a Milestone Payment pursuant to a CVR is made more than six months after the closing of the Offer or the Effective Time (as applicable), a portion of the payment may be treated as imputed interest, which is ordinary income to a U.S. Holder. The portion of any payment made with respect to a CVR treated as imputed interest will be determined at the time such payment is made and generally should equal the excess of (i) the amount of the payment in respect of the CVR over (ii) the present value of such amount as of the closing of the Offer or the Effective Time, as the case may be, calculated using the applicable federal rate as the discount rate. A U.S. Holder must include in its taxable income imputed interest using such stockholder’s regular method of accounting for U.S. federal income tax purposes.
Tax Consequences to Non-U.S. Holders.
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of Shares that is not a U.S. Holder nor a partnership or other pass-through entity (or other entity or arrangement treated as a partnership or other pass-through entity) for U.S. federal income tax purposes.
Any gain realized by a Non-U.S. Holder upon the tender of Shares pursuant to the Offer or the exchange of Shares pursuant to the Merger, as the case may be, generally will not be subject to U.S. federal income tax unless:
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the gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder (as described above under “Tax Consequences to U.S. Holders”) and, if the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, may, under certain circumstances, be subject to an additional “branch profits tax” at a rate of 30% (or a lower rate under an applicable income tax treaty) on its “effectively connected” gains;

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the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the closing of the Offer or the Effective Time, as the case may be, and certain other conditions are met, in which case the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty) on the gain derived from the disposition of the Shares, which gain may be offset by certain U.S. source capital losses; or

•
Mersana is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of closing of the Offer or the Effective Time or the period during which the Non-U.S. Holder held Shares, and, if the Shares are regularly traded on an established securities market, such Non-U.S. Holder owns directly or is deemed to own pursuant to attribution rules more than 5% of the Shares at any time during the relevant period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet above), except that the branch profits tax will not apply. Although there can be no assurances in this regard, Mersana believes that it is not, and has not been, a “U.S. real property holding corporation” at any time during the five-year period preceding the Offer and the Merger.

Generally, a Non-U.S. Holder that receives Milestone Payments pursuant to a CVR may be subject to U.S. withholding tax at a rate of 30% (or a lower applicable treaty rate) on the portion of such payments treated as imputed interest as discussed under “Tax Consequences to U.S. Holders — Imputed Interest” above, unless such Non-U.S. Holder establishes its entitlement to an exemption from or a reduced rate of withholding under an applicable tax treaty by providing the appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) to the applicable withholding agents. As discussed above, the tax treatment of the CVRs is unclear, and it is possible that Day One or its withholding agent may be required to withhold additional amounts on payments with respect to the CVRs.
Amounts treated as imputed interest that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, are attributable to a permanent establishment in the United States, are generally taxed in the manner applicable to U.S. Holders, as described above under “Tax Consequences to U.S. Holders.” In such cases, a Non-U.S. Holder will not be subject to withholding so long as such Non-U.S. Holder complies with applicable certification and disclosure requirements. In addition, interest received by a non-U.S. corporation that is effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty.
Information Reporting, Backup Withholding and FATCA
Information reporting generally will apply to the Offer Price paid to a stockholder pursuant to the Offer or the Merger, unless such stockholder is an entity that is exempt from information reporting and, when required, properly demonstrates its eligibility for exemption. In addition, payments with respect to the CVRs may be subject to information reporting and backup withholding.
Tax information provided on IRS Form 1099-B to a U.S. Holder and the IRS for the year of the Offer or the Merger, as applicable, may reflect only the Upfront Cash Consideration paid to the U.S. Holder in the Offer or the Merger, and not the fair market value of the CVRs. Accordingly, a U.S. Holder that treats the Offer or the Merger as a “closed transaction” for U.S. federal income tax purposes may receive an IRS Form 1099-B reporting an amount that is less than the amount such U.S. Holder will realize with respect to the sale or exchange of the Shares in the year of the Offer or the Merger, as applicable. In addition, any IRS Form 1099 that a U.S. Holder receives with respect to the Milestone Payments on its CVRs may reflect the entire amount of the Milestone Payments made to the U.S. Holder (other than the amount treated as imputed interest), and therefore may not take into account the fact that the U.S. Holder already included the value of such payments in such U.S. Holder’s amount realized in the year of the Offer or the Merger, as applicable. As a result, U.S. Holders reporting under the “closed transaction” method should not necessarily rely on the amounts reported to them on IRS Forms 1099-B with respect to the Offer or the Merger, as applicable, to determine their gain or income in respect of the CVR. U.S. Holders are urged to consult their tax advisors regarding how to accurately report their income under the “closed transaction” method. On the other hand, tax information provided to a U.S. Holder and the IRS on IRS Form 1099-B for the year of the Offer or the Merger, as applicable, may reflect both the Upfront Cash Consideration paid to the U.S. Holder in the Offer or the Merger and the fair market value of the CVRs. U.S. Holders that treat the Offer or the Merger, as applicable, as an “open transaction” for U.S. federal income tax purposes are urged to consult their own tax advisors regarding how to accurately report their income under this method.
Any payment to a U.S. Holder that is subject to information reporting generally will also be subject to backup withholding, unless such U.S. Holder (i) provides the appropriate documentation (generally, IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number is correct, or otherwise establishes an exemption and (ii) with respect to payments on the CVRs, provides the Rights Agent with the certification documentation in clause (i) of this sentence or otherwise establishes an exemption from backup withholding. U.S. Holders should consult their own tax advisors to determine their qualification for exemption from backup withholding and the procedure for obtaining such exemption.
The information reporting and backup withholding rules that apply to payments to a stockholder pursuant to the Offer and Merger generally will apply to a Non-U.S. Holder unless such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) or otherwise establishes an exemption. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a stockholder’s U.S. federal income tax liability if the required information is properly and timely furnished by such stockholder to the IRS.

Under the “Foreign Account Tax Compliance Act” provisions of the Code, related U.S. Treasury guidance and related intergovernmental agreements (“FATCA”), Day One or another applicable withholding agent will be required to withhold tax at a rate of 30% on the portion of payments on the CVRs treated as imputed interest and paid to “foreign financial institutions” or “non-financial foreign entities” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and information reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. In general, no such withholding will be required with respect to a person that timely provides certifications that establish an exemption from FATCA withholding on a valid IRS Form W-8. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. A Non-U.S. Holder may be able to claim a credit or refund of the amount withheld under certain circumstances.
Under currently proposed Treasury Regulations, FATCA withholding would no longer apply to payments of gross proceeds from the sale or other disposition of property of a type that can generate U.S.-source interest or dividends, including the Shares. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Non-U.S. Holders should consult their tax advisors regarding the possible implications of the FATCA rules on their receipt of, and payments with respect to, the CVRs.
THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR STOCKHOLDERS. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER OR THE MERGER IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION AND EFFECT OF ANY FEDERAL, STATE, LOCAL, NON-UNITED STATES, OR OTHER LAWS.
6.
Price Range of Shares; Dividends on the Shares

The Shares trade on the Nasdaq Global Select Market under the symbol “MRSN.” Mersana has advised us that, as of November 30, 2025, 4,999,615 Shares were issued and outstanding. On July 25, 2025, Mersana effected a 1-for-25 reverse stock split of its issued and outstanding shares of Mersana Common Stock. The following table sets forth the high and low intraday sale prices per Share for each quarterly period with respect to the periods indicated, after giving effect to this reverse stock split (including for sales prices per Share prior to July 25, 2025), as reported by Nasdaq.
	High	Low
Fiscal year ended December 31, 2025
Fourth Quarter (through December 4, 2025)	$28.36	$7.54
Third Quarter	$10.25	$5.21
Second Quarter	$11.49	$6.47
First Quarter	$37.88	$8.45
Fiscal year ended December 31, 2024
Fourth Quarter	$70.75	$33.75
Third Quarter	$57.25	$30.50
Second Quarter	$116.00	$49.00
First Quarter	$157.00	$52.75
Fiscal year ended December 31, 2023
Fourth Quarter	$59.75	$26.63
Third Quarter	$98.25	$20.04
Second Quarter	$240.50	$74.38
First Quarter	$180.50	$98.00

On November 12, 2025, the last full day of trading before the public announcement of the execution of the Merger Agreement, the reported closing price of the Shares on the Nasdaq Global Select Market was $8.87 per Share. On December 4, 2025, the last full day of trading before commencement of the Offer, the reported closing price of the Shares on the Nasdaq Global Select Market was $27.47 per Share. We encourage you to obtain a recent market quotation for the Shares before deciding whether to tender your Shares.
Mersana has never declared or paid cash dividends on the Shares and does not intend to declare or pay cash dividends on the Shares in the foreseeable future.
7.
Certain Information Concerning Mersana

The summary information set forth below is qualified in its entirety by reference to Mersana’s public filings with the SEC (which may be obtained as described below under “Additional Information”) and should be considered in conjunction with the financial and other information in such filings with the SEC and other publicly available information. Neither Day One nor Purchaser has any knowledge that would indicate that any statements contained in this Offer to Purchase based on such filings and information is untrue. However, neither Day One nor Purchaser assumes any responsibility for the accuracy or completeness of the information concerning Mersana, whether furnished by Mersana or contained in such filings, or for any failure by Mersana to disclose events that may have occurred or that may affect the significance or accuracy of any such information but which are unknown to Day One or Purchaser.
Mersana, a Delaware corporation, is a clinical-stage biopharmaceutical company focused on the development of novel antibody drug candidates and driven by the knowledge that patients are waiting for new treatment options. Mersana has developed proprietary cytotoxic (Dolasynthen) and immunostimulatory (Immunosynthen) ADC platforms that have generated a pipeline of wholly-owned and partnered product candidates with the potential to treat a range of cancers. Its pipeline includes Emi-Le (emiltatug ledadotin; XMT-1660), a Dolasynthen ADC targeting B7-H4, and XMT-2056, an Immunosynthen ADC targeting a novel epitope of human epidermal growth factor receptor 2 (HER2). Mersana was formed as a corporation under the laws of the State of Delaware in February 2002 under the name Nanopharma Corp. The address of Mersana’s principal executive offices and Mersana’s phone number at its principal executive offices are as set forth below:
Mersana Therapeutics, Inc.
840 Memorial Drive
Cambridge, MA 02139
(617) 498-0020
Additional Information.   The Shares are registered under the Exchange Act. Accordingly, Mersana is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Mersana’s directors and officers, their compensation (including any equity-based awards granted to them), the principal holders of Mersana’s securities, any material interests of such persons in transactions with Mersana and other matters was disclosed in Mersana’s definitive proxy statement for Mersana’s 2025 Annual Meeting of Stockholders filed with the SEC on April 29, 2025. Such information also will be available in the Schedule 14D-9. The SEC maintains a website on the Internet at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including Mersana, that file electronically with the SEC.
8.
Certain Information Concerning Day One and Purchaser

Purchaser is a Delaware corporation and a direct wholly owned subsidiary of Day One, and was formed solely for the purpose of facilitating the acquisition of Mersana by Day One. Purchaser has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Transactions. Upon consummation of the Merger, Purchaser will merge with and into

Mersana and will cease to exist, with Mersana surviving the Merger as the Surviving Corporation. The address of Purchaser’s principal executive offices and Purchaser’s phone number at its principal executive offices are as set forth below:
Emerald Merger Sub, Inc.
1800 Sierra Point Parkway, Suite 200
Brisbane, CA 94005
(650)-484-0899
Day One, a Delaware corporation, was formed as a limited liability company under the laws of the state of Delaware in November 2018, under the name Hero Therapeutics Holding Company, LLC. Day One is a commercial-stage biopharmaceutical company that believes when it comes to pediatric cancer, we can do better. Day One was founded to address a critical unmet need: the dire lack of therapeutic development in pediatric cancer. Inspired by “The Day One Talk” that physicians have with patients and their families about an initial cancer diagnosis and treatment plan, Day One aims to re-envision cancer drug development and redefine what’s possible for all people living with cancer—regardless of age—starting from Day One. The address of Day One’s principal executive offices and Day One’s phone number at its principal executive offices are as set forth below:
Day One Biopharmaceuticals, Inc.
1800 Sierra Point Parkway, Suite 200
Brisbane, CA 94005
The name, citizenship and applicable employment history, as of the date of this Offer to Purchase, of each director and executive officer of Purchaser and Day One are set forth in Schedule I to this Offer to Purchase.
Except as set forth in Schedule I to this Offer to Purchase, during the last five years, none of Purchaser or Day One, or, to the best knowledge of Purchaser and Day One after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
As of December 4, 2025, none of Day One, Purchaser or their respective associates or affiliates owned any Shares.
Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase: (i) none of Purchaser, Day One or, to the best knowledge of Purchaser and Day One after due inquiry, the persons listed in Schedule I hereto beneficially owns or has a right to acquire any Shares or any other equity securities of Mersana ; (ii) none of Purchaser, Day One or, to the best knowledge of Purchaser and Day One after due inquiry, the persons referred to in clause (i) above has effected any transaction with respect to the Shares or any other equity securities of Mersana during the past 60 days; (iii) none of Purchaser, Day One or, to the best knowledge of Purchaser and Day One after due inquiry, the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Mersana (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between any of Purchaser, Day One, their subsidiaries or, to the best knowledge of Purchaser and Day One after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Mersana or any of its executive officers, directors or affiliates, on the other hand, that would be required to be disclosed on the Tender Offer Statement on Schedule TO, to which this Offer to Purchase and the related Letter of Transmittal are filed as exhibits (the “Schedule TO”) under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no material contacts, negotiations or transactions between Purchaser, Day One, their subsidiaries or, to the best knowledge of Purchaser and Day One after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Mersana or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer for or other acquisition of Mersana’s securities, an election of Mersana’s directors or a sale or other transfer of a material amount of Mersana’s assets.
The Schedule TO and the exhibits thereto, as well as other information filed by Day One and Purchaser with the SEC, are available at the SEC’s website on the Internet at www.sec.gov. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase.
9.   Source and Amount of Funds
The Offer is not conditioned upon Day One’s or Purchaser’s ability to finance or fund the purchase of the Shares pursuant to the Offer. We estimate that we will need approximately $129.0 million to pay the Upfront Cash Consideration to acquire all of the issued and outstanding shares of Mersana pursuant to the Offer and the Merger, plus any related transaction fees and expenses. The final aggregate Upfront Cash Consideration and transaction fees and expenses will be determined upon closing of the Merger. Day One will provide Purchaser with sufficient funds to purchase all Shares validly tendered (and not properly withdrawn) in the Offer. In addition, we estimate that we will need approximately $156.0 million to pay the maximum aggregate amount that the holders of CVRs may be entitled to receive if the specified Milestones are achieved at the maximum payment amount in accordance with the terms and conditions set forth in the CVR Agreement. Day One has and will continue to have cash on hand necessary to satisfy all of Purchaser’s payment obligations under the Merger Agreement, CVR Agreement and resulting from the Transactions. Purchaser will acquire these funds from Day One, which intends to provide the funds out of available cash on hand. We have no specific alternative financing arrangements or alternative financing plans in connection with the Offer or the Merger.
10.   Background of the Offer; Past Contacts or Negotiations with Mersana
Background of the Offer and Merger
In the ordinary course of business, Day One regularly evaluates business development opportunities, including strategic acquisitions and partnership and collaboration opportunities.
On March 4, 2025, representatives of Mersana contacted representatives of Day One regarding potentially entering into a confidentiality agreement in order to review with Day One certain non-confidential data of Mersana and to facilitate discussions regarding a potential partnering, licensing or similar transaction. On March 21, 2025, Mersana and Day One executed a confidentiality agreement, which did not contain a standstill or “don’t ask / don’t waive” provision.
On April 3, 2025, members of Mersana management presented to representatives of Day One regarding its product candidates, data and development plan.
Following a May 5, 2025 meeting of the Mersana Board and announcement of Mersana’s restructuring and reprioritization plan, Mersana management engaged in outreach to various potential strategic counterparties, including Day One, regarding potential partnering, collaboration, licensing or other similar transactions.
On May 15, 2025, Mersana publicly announced encouraging preliminary progression free survival and overall survival data for Emi-Le among patients with post-topo-1 triple-negative breast cancer at the European Society for Medical Oncology 2025 Annual Congress.
On June 1, 2025, representatives of Day One and Mersana met to discuss Mersana’s most recent data, including the data to be presented at the American Society of Clinical Oncology (“ASCO”) meeting, and Mersana’s current development and regulatory plans.
On June 2, 2025, as previously disclosed, Mersana announced at ASCO additional positive interim clinical data from its Phase 1 clinical trial of Emi-Le. The presentation focused on data as of a March 8, 2025 data cut date from the dose escalation and backfill cohorts of Mersana’s Phase 1 clinical trial of Emi-Le in patients with triple-negative breast cancer; hormone-receptor-positive, human epidermal growth factor receptor 2-negative breast cancer; ovarian cancer; endometrial cancer; and ACC-1.
On June 26, 2025, representatives of Day One informed representatives of Mersana that Day One was temporarily pausing discussions regarding a potential partnering or other transaction, citing changes in its internal personnel and an evaluation of Day One’s partnering strategies.
Also on July 7, 2025, representatives of Day One informed representatives of Mersana that it was ceasing discussions regarding a potential partnering or other collaboration at such time, communicating that such a transaction did not fit within Day One’s then prevailing strategic priorities.
Commencing on August 14, 2025 Mersana’s management and TD Cowen, Mersana’s financial advisor, engaged with Day One. On October 2, 2025 and October 3, 2025, representatives of TD Cowen spoke with representatives of Day One, and during those discussions Day One expressed an interest in re-engaging with Mersana regarding a potential strategic transaction. During the October 2, 2025 call, representatives of TD Cowen informed representatives of Day One on behalf of Mersana that Mersana could be nearing a decision point regarding an alternative transaction, so Day One would have a limited window to make a compelling proposal.
On October 10, 2025, certain representatives of Day One were granted access to Mersana’s virtual data room, and also on October 10, 2025, representatives of Mersana management presented to representatives of Day One regarding Mersana’s product candidates and development and regulatory plans.
Between October 21, 2025 and October 23, 2025, as directed by the Mersana Board, representatives of TD Cowen met with representatives of Day One to discuss certain due diligence matters and Day One’s ability to, and interest in, submitting a proposal to acquire Mersana. Following the meeting, Mersana made available certain additional due diligence materials to Day One.
On October 24, 2025, Mersana granted additional representatives of Day One access to its virtual data room.
From October 24, 2025 through November 12, 2025, Day One and Mersana conducted numerous due diligence meetings, including a call with a clinical investigator participating in Mersana's ongoing phase 1 clinical trial evaluating Emi-Le on November 9, 2025.
On October 30, 2025, Day One submitted a non-binding proposal to acquire all of Mersana’s outstanding equity in exchange for (i) $12.00 of cash per share (or approximately $61.0 million in the aggregate) and (ii) up to $10.0 per share of potential CVR payments (or approximately $52.0 million in the aggregate), including $6.00 per share upon achievement of regulatory and development milestones and $4.00 per share upon achievement of commercial milestones relating to annual net sales of Emi-Le. The proposal did not reflect any obligation of Day One to achieve any of the milestones. This proposal requested that Mersana agree to negotiate with Day One on an exclusive basis until November 21, 2025.
On November 1, 2025, following discussions with Mersana management and as directed by the Mersana Board, TD Cowen communicated to representatives of Day One that the October 30, 2025 proposal from Day One was not competitive with alternatives Mersana was considering.
On November 2, 2025, Day One submitted a revised non-binding proposal reflecting (i) an increase in the upfront consideration to (i) $21.00 per share in cash (or approximately $108.0 million in the aggregate) and (ii) CVR milestone payments of up to $9.00 per share (or up to approximately $47.0 million in the aggregate), including up to $5.00 per share upon achievement of regulatory and development milestones and $4.00 per share upon achievement of commercial milestones relating to annual net sales of Emi-Le.
On November 3, 2025, representatives of WilmerHale Wilmer Cutler Pickering Hale and Dorr LLP (“Wilmer Hale”), counsel to Mersana, sent to Fenwick & West LLP (“Fenwick”), counsel to Day One, drafts of a definitive merger agreement and definitive CVR agreement. Also on November 3, 2025, as directed by the Mersana Board, representatives of TD Cowen communicated Mersana’s counterproposal from the Mersana Board to Day One.

On November 4, 2025, Day One submitted a revised non-binding proposal to acquire all of Mersana’s outstanding equity for (i) $25.00 in cash per share (approximately $129.0 million in the aggregate) and (ii) CVR milestones of up to $30.25 per share (approximately $158.0 million in the aggregate on a nominal basis), including $18.25 per share upon achievement of clinical and regulatory milestones and $12.00 per share upon achievement of commercial milestones relating to annual net sales of Emi-Le. Also on November 4, 2025, Day One provided Mersana with a list of information that Day One requested in connection with its due diligence review.
On November 5, 2025, the chairs of the boards of directors of each of Mersana and Day One met, during which they discussed the required timeline for Day One to complete its due diligence and be in position to execute definitive documentation given that Mersana was also evaluating a compelling alternative proposal.
On November 6, 2025, Fenwick sent to WilmerHale a revised draft of the merger agreement, and on November 7, 2025 Fenwick sent to WilmerHale a revised draft of the CVR Agreement. Between November 7, 2025 and November 12, 2025, representatives of WilmerHale and Fenwick exchanged several drafts of, and engaged in discussions and negotiations concerning the terms of, the Merger Agreement, CVR Agreement and the Tender and Support Agreements including, among other things, that the initial revised drafts provided by Fenwick included provisions that (i) provided that Mersana would pay a termination fee of 4.8% of the equity value of the transaction to be paid in the transaction in certain customary situations, including if Mersana changed its recommendation to be adverse to a transaction with Day One, (ii) revised the exception in the definition of “Company Material Adverse Effect” for regulatory and clinical matters to provide that it would be subject to certain additional limitations, (iii) revised Day One’s obligation to use “Commercially Reasonable Efforts” to achieve the milestones, and (iv) revised the definitions of the applicable milestone triggers under the CVR Agreement.
From November 10, 2025 through November 12, 2025, representatives of Mersana and Day One finalized the forms of the merger agreement and CVR agreement for execution, and also finalized the contents of the communications and investor relations materials in connection with the execution and announcement of a transaction between Day One and Mersana.
On November 10, 2025 through the morning of November 12, 2025, representatives of Mersana and Day One engaged in numerous due diligence, definitive agreement and other discussions regarding the potential transaction. During this period, WilmerHale and Fenwick finalized the terms of the definitive merger agreement and CVR agreement.
On November 11, 2025, the chairs of the boards of directors of each of Mersana and Day One met by telephone. During the call, they discussed Mersana’s required timeline to execution of definitive documents, confirmed that Day One did not have any remaining material due diligence, and discussed and resolved certain open terms in the CVR agreement.
On November 12, 2025, Day One held a meeting of its board of directors and unanimously approved the Merger Agreement and the Transactions, and following the meeting representatives of Day One confirmed to representatives of TD Cowen that Day One was prepared to execute definitive documents, but that it was requesting that Mersana enter into exclusivity. Concurrently, representatives of Fenwick sent to representatives of WilmerHale a revised indication of interest which confirmed economic terms of its prior proposal, but which provided for exclusivity until 9:30 a.m. E.T. on Thursday, November 13, 2025.
Thereafter on November 12, 2025, Mersana, Day One and Purchaser executed the Merger Agreement.
On November 13, 2025, prior to the opening of the Nasdaq Market, Mersana and Day One each issued press releases announcing the parties’ entry into the Merger Agreement.
On December 5, 2025, Purchaser commenced this Offer and filed this Offer to Purchase.
11.   The Merger Agreement; Other Agreements
Merger Agreement
The following is a summary of the material provisions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, and is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO and any other filings that we make with the SEC with respect to the Offer or the Merger may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Day One and Purchaser.” Holders of Shares and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms not otherwise defined in this Section 11 or otherwise in the Offer to Purchase will have the meanings ascribed to them in the Merger Agreement.
The Merger Agreement is included to provide you with information regarding its terms. Factual disclosures about us, Day One and Mersana or any of our or their respective affiliates contained in this Offer to Purchase or in our or their respective public reports filed with the SEC, as applicable, may supplement, update or modify the factual disclosures about us, Day One and Mersana or any of our or their respective affiliates contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by us, Day One and Mersana were qualified and subject to important limitations agreed to by us, Day One and Mersana in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Offer or the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures set forth in schedules that were provided by each party to the other but are not publicly filed as part of the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Offer to Purchase, the Schedule 14D-9 or other reports filed by Day One or Mersana with the SEC. Accordingly, investors and stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein without consideration of the entirety of the factual disclosures about Mersana, Day One or us made in this Offer to Purchase, the Schedule 14D-9 or other reports filed by Day One or Mersana with the SEC.
The Offer
The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, including the prior satisfaction of the Minimum Condition and the satisfaction or waiver (to the extent permissible) by Purchaser of the other conditions to the Offer that are described in Section 15 — “Conditions to the Offer”, each stockholder of Mersana who validly tenders Shares into the Offer will receive (i) $25.00 per Share, in cash, without interest, subject to any applicable withholding taxes, plus (ii) one CVR per Share, representing the right to receive certain contingent payments of up to an aggregate amount of $30.25 per CVR in cash, without interest, less any applicable withholding taxes, upon the achievement of certain specified milestones on or prior to the applicable milestone outside dates in accordance with the terms and conditions set forth in the CVR Agreement.
Extensions of the Offer
The Merger Agreement provides that the initial Expiration Date will be one minute following 11:59 p.m. Eastern Time, on January 5, 2026. Purchaser is required to extend the Offer:
•
for the minimum period required by any Law or any interpretation or position of the SEC or Nasdaq or their respective staff, in each case, applicable to the Offer or as may be necessary to resolve any comments of the SEC or Nasdaq or their respective staff, in each case, as applicable to the Offer, the Schedule 14D-9 or the Offer Documents;

•
for periods of up to 10 business days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act will have expired or been terminated;

•
until one minute after 11:59 p.m. Eastern Time on the day that is the Outside Date (as extended pursuant to the Merger Agreement), if the Outside Date would have otherwise occurred as of the then-scheduled Expiration Date but has been extended due to an action brought by Mersana to specifically enforce its rights under the Merger Agreement;

•
at the request of Mersana, on one or more occasions for additional periods of up to 10 business days per extension, if, as of the scheduled Expiration Date, any Offer Condition (other than the Minimum Condition, the Offer Condition relating to the absence of a Company Material Adverse Effect, or such Offer Conditions that by their nature are to be satisfied or waived as of the Offer Acceptance Time) is not satisfied and has not been waived, to permit such Offer Condition to be satisfied; and

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at the request of Mersana, on up to two occasions for additional periods specified by Mersana of up to 10 business days per extension, if, as of the scheduled Expiration Date, the Minimum Condition is the only Offer Condition that is not satisfied or waived (other than such Offer Conditions that by their nature are to be satisfied or waived as of the Offer Acceptance Time), to permit the Minimum Condition to be satisfied.

Additionally, if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, if permitted under the Merger Agreement and applicable Laws, Purchaser may, in its discretion (without the consent of Mersana or any other person) extend the Offer on one or more occasions, for additional periods of up to 10 business days per extension, to permit such Offer Condition to be satisfied.
In no event will Purchaser be (i) required to extend the Offer beyond the Extension Deadline or (ii) permitted to extend the Offer beyond the Extension Deadline without the prior written consent of Mersana.
If Purchaser extends the Offer, such extension will extend the time that you will have to tender your Shares.
The Merger
The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with Section 251(h) of the DGCL, at the Effective Time, Day One and Mersana will consummate the Merger, whereby Purchaser will be merged with and into Mersana, and the separate existence of Purchaser will cease. Mersana will continue as the Surviving Corporation, and the separate corporate existence of Mersana, with all its rights, privileges, immunities, powers and franchises, will continue unaffected by the Merger, except as set forth in the Merger Agreement.
Directors and Officers
The Merger Agreement provides that the directors and officers of the Surviving Corporation immediately after the Effective Time will be the respective individuals who are the directors and officers of Purchaser immediately prior to the Effective Time.
Certificate of Incorporation; Bylaws
The Merger Agreement provides that, unless otherwise determined by Day One following consultation with Mersana prior to the Effective Time, at the Effective Time: (i) the certificate of incorporation of the Surviving Corporation will be amended and restated in its entirety to conform to Exhibit A attached to the Merger Agreement and (ii) the bylaws of the Surviving Corporation will be amended and restated to conform to Exhibit B attached to the Merger Agreement.
Merger Consideration
As a result of the Merger, at the Effective Time, each share of Mersana Common Stock then issued and outstanding (other than all Shares owned by Mersana (or held in Mersana’s treasury), Day One, Purchaser or by any of their respective subsidiaries and other than any Dissenting Shares) will be cancelled and will be converted into the right to receive the Offer Price, without interest, subject to any applicable withholding of taxes.

Company Options
Each Cash-Out Option will become fully vested as of immediately prior to the Effective Time and will be cancelled and converted into the right to receive the Merger Consideration minus the exercise price payable per Share underlying such Cash-Out Option. The terms of the CVR to be issued to any holder of Cash-Out Options and the circumstances in which any Milestone Payment is made in respect thereof, will be governed solely by the CVR Agreement.
Effective as of the Acceleration Date, each then outstanding and unexercised Out of The Money Option will vest in full and become exercisable up to and through the closing of regular trading on the Nasdaq Stock Market on the Last Exercise Date in accordance with the terms and conditions of such Out of The Money Option, and such Out of The Money Option shall be canceled and shall cease to exist as of the Effective Time, and no consideration shall be delivered in exchange therefor if not exercised by the holder thereof on or prior to the close of regular trading on the Last Exercise Date.
Company RSUs
Each award of Company RSUs outstanding as of immediately prior to the Effective Time, whether or not then vested, will be cancelled and converted into the right to receive (without interest and subject to deduction for any required withholding tax) the Merger Consideration in respect of each Share subject to the award of Company RSUs immediately prior to the Effective Time, without interest and subject to any applicable withholding taxes. The terms of the CVR to be issued to any holder of an award of Company RSUs and the circumstances in which any Milestone Payment is made in respect thereof, will be governed solely by the CVR Agreement.
Company ESPP
With respect to each Current ESPP Offering Period, no employee who was not a participant as of the date of the Merger Agreement is permitted to become a participant in the Company ESPP and no participant may increase the percentage amount of such participant’s payroll deduction election from that in effect on the date of the Merger Agreement for such Current ESPP Offering Period, (ii) no additional offering period will commence under the Company ESPP after the date of the Merger Agreement, (iii) subject to the consummation of the Merger, the Company ESPP will terminate, effective immediately prior to the Effective Time and (iv) if any Current ESPP Offering Period will still be in effect as of immediately prior to the Effective Time, then each outstanding option granted pursuant to the Company ESPP will be terminated immediately prior to the Effective Time and the balances in the accounts of participants in the Company ESPP shall be returned to them.
Representations and Warranties
In the Merger Agreement, Mersana has made customary representations and warranties to Day One and Purchaser, including representations relating to:
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organization and qualification;

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capitalization;

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corporate power; enforceability;

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Mersana Board approval

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no stockholder vote required;

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consents and approvals; no violation;

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Company SEC reports; financial statements;

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no undisclosed liabilities;

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absence of certain changes;

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brokers; certain expenses;

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employee benefit matters/employees;

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litigation;

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tax matters;

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compliance with law; permits;

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environmental matters;

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intellectual property;

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data privacy and security;

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properties;

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material contracts;

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regulatory compliance;

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insurance;

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anti-corruption;

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related party transactions;

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opinion of the financial advisor of Mersana;

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state takeover statutes;

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export control and sanctions compliance;

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suppliers; and

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information supplied.

In the Merger Agreement, Day One and Purchaser have made customary representations and warranties to Mersana, including representations relating to:
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organization and qualification;

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authority;

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information supplied;

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consents and approvals; no violation;

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litigation;

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no interest in Shares;

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sufficiency of funds;

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no other operations;

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brokers;

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absence of certain arrangements

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no stockholder vote required; and

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independent investigation and analysis.

The representations and warranties of Day One, Purchaser and Mersana in the Merger Agreement will not survive the Merger.
Certain representations and warranties of Mersana are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement and this Offer to Purchase, “Company Material Adverse Effect” means any change, effect, event, occurrence, or other development that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, condition (financial or otherwise), assets and liabilities (taken as a whole), operations, or results of operations of Mersana and its subsidiary, taken as a whole; provided, however, that any change, effect, event, occurrence, or other development (by itself or when aggregated or taken together with any and all other effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to not be and shall be deemed to not constitute a “Company Material Adverse Effect,” and any change, effect, event, occurrence, or other development (by itself or when aggregated or taken together with any and all other such effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall not be (either alone or in combination) taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:
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general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

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conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

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conditions (or changes in such conditions) in the industries in which Mersana and its subsidiary conduct business;

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political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

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earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, weather conditions, natural or man-made disasters, emergencies, calamities, other acts of God or other force majeure events in the United States or any other country or region in the world;

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the announcement of the Merger Agreement or the pendency or consummation of the Transactions or any statements by Day One regarding the plans or intentions of Day One with respect to the future conduct of the business of Mersana, including (i) the identity of Day One, (ii) the loss or departure of directors, consultants, officers or other employees of Mersana or its subsidiary directly or indirectly resulting from, arising out of, attributable to, or related to the Transaction or any statements by Day One regarding the plans or intentions of Day One with respect to the future conduct of the business of Mersana, (iii) the termination or potential termination of (or the failure or potential failure to renew or enter into) any contracts with customers or other business partners, whether as a direct or indirect result of the loss or departure of directors, consultants, officers or employees of Mersana or its subsidiary or otherwise, directly or indirectly resulting from, arising out of, attributable to, or related to the Transactions or any statements by Day One regarding the plans or intentions of Day One with respect to the future conduct of the business of Mersana, and (iv) any other negative development (or potential negative development) in the relationships of Mersana or its subsidiary with any of its customers or other business partners, whether as a direct or indirect result of the loss or departure of directors, consultants, officers or employees of Mersana or its subsidiary or otherwise, directly or indirectly resulting from, arising out of, attributable to, or related to the Transactions or any statements by Day One regarding the plans or intentions of Day One with respect to the future conduct of the business of Mersana;

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any actions taken or failure to take action, in each case, to which Day One has approved, consented to or requested; or compliance with the terms of, or the taking of any action expressly required or contemplated by the Merger Agreement; or the failure to take any action prohibited by the Merger Agreement to the extent Day One fails to give its waiver or consent thereto in a reasonably prompt timeframe after a reasonably timely written request from Mersana therefor;

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changes in law or other legal, tax or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing, in each case, after the date of the Merger Agreement;

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any fees or expenses incurred in connection with the Transactions;

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changes in Mersana’s stock price or the trading volume of Mersana’s stock, or any failure by Mersana to meet any estimates or expectations of Mersana’s revenue, earnings or other financial performance or results of operations for any period, or any failure by Mersana or its subsidiary to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition);

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pandemics, epidemics or disease outbreaks or any escalation or worsening of any of the foregoing or any law, regulation, statute, directive, pronouncement or guideline issued by a governmental authority relating thereto or any change in such law, regulation, statute, directive, pronouncement or guideline or interpretation thereof;

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any legal proceedings made or brought by any of the current or former stockholders of Mersana (on their own behalf or on behalf of Mersana) against Mersana, Purchaser, Day One or any of their directors or officers, including legal proceedings arising out of the Offer, the Merger or in connection with any other Transactions; or

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any regulatory, preclinical, nonclinical, clinical, manufacturing data or other events, occurrences, circumstances, changes, effects or developments relating to any product or product candidate of Mersana (including any collaboration products) or any of its subsidiaries or any competitor of Mersana or any of its subsidiaries or any collaboration partner of any of the foregoing (including, for the avoidance of doubt, any increased incidence or severity of any previously identified side effects, adverse effects, adverse events or safety observations or reports of any new side effects, adverse events or safety observations), in each case not involving Fraud or material and intentional violation of law (including, as an element, scienter regarding the violation of law) by Mersana.

Operating Covenants
The Merger Agreement provides that, except (i) as described in Section 6.1 of the Company Disclosure Letter, (ii) as required by applicable law, (iii) as consented to in writing by Day One (which consent shall not be unreasonably withheld, conditioned or delayed) or (iv) as required or expressly provided for by the Merger Agreement, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Effective Time, (A) Mersana will and will cause its subsidiary to use commercially reasonable efforts to conduct its operations in all material respects according to its ordinary course of business, and (B) without limiting the generality of the foregoing, Mersana will not, and will not permit its subsidiary to:
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adopt any amendments to its certificate of incorporation or bylaws (or similar organizational or governing documents);

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issue, sell, deliver, grant, pledge, transfer, encumber or agree or commit to issue, sell, deliver, grant, pledge, transfer or encumber (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) (other than permitted liens) any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Company, being referred to collectively as “Mersana Securities”) or any capital stock, voting securities or other equity or ownership interests in Mersana’s subsidiary, other than Shares issuable with respect to the exercise, vesting or settlement of Company Options or Company RSUs (collectively, “Company Stock Awards”) or purchase rights issued under the Company ESPP outstanding as of the date of the Merger Agreement or granted in compliance with the Merger Agreement, pursuant to the Company ESPP;

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acquire or redeem or offer to acquire or redeem, directly or indirectly, or amend any Mersana Securities, other than (A) as provided by any of Mersana’s 2007 Stock Incentive Plan, as amended, 2017 Stock Incentive Plan, as amended, 2022 Inducement Stock Incentive Plan and the Company ESPP (each, a “Company Stock Plan”), (B) in connection with the satisfaction of exercise price and/or tax withholding obligations in connection with the vesting, exercise and/or settlement of any Company Stock Award, or (C) the acquisition by Mersana of Company Stock Awards in connection with the forfeiture of such Company Stock Awards;

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split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or declare, set aside, make, accrue or pay any dividend or distribution (whether in cash, stock, property or otherwise) on any shares of its capital stock or any other equity interests in Mersana or its subsidiary;

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propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Mersana or its subsidiary, except for the Transactions;

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acquire, by means of a merger, consolidation, recapitalization or otherwise, any business, assets or securities (other than certain permitted capital expenditures and any acquisition of assets, in the ordinary course of business);

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sell, lease, transfer or otherwise dispose of any material assets of Mersana or its subsidiary, except (1) pursuant to material contracts existing as of the date of the Merger Agreement, (2) incidental contracts, (3) non-material non-exclusive license agreements entered into in the ordinary course of business, which are incidental to such agreements, (4) dispositions of marketable securities in the ordinary course of business, and (5) dispositions or abandonments of immaterial tangible assets in the ordinary course of business;

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adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

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create or form a subsidiary or enter into any joint venture, partnership, limited liability corporation or similar arrangement;

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incur, assume or otherwise become liable for any indebtedness for borrowed money;

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assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person;

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make any loans, advances (other than for ordinary course business expenses) or capital contributions to, or investments in, any other person (other than with respect to its subsidiary), except for advancement of expenses pursuant to (A) any indemnification agreement that have been made available to Day One or (B) the certificate of incorporation or bylaws of Mersana or similar organizational or governing documents of its subsidiary;

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make or forgive any loans to any employees, officers or directors of Mersana or any of Mersana’s affiliates;

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change, in any material respect, any financial accounting methods, principles or practices used by it, except as required by GAAP or applicable law;

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(A) make, revoke or change any material tax election or material tax accounting method or, change any annual tax accounting period, (B) file any material amended tax return or file any income or other material tax return that has been prepared in a manner materially inconsistent with the past practices of Mersana or its subsidiary, as the case may be, (C) settle or compromise any claim relating to a material amount of taxes of Mersana or its subsidiary, (D) enter into any “closing agreement” within the meaning of in Section 7121 of the Code (or any analogous provision of state, local or foreign law), (E) surrender any right to claim a material tax credit or refund, or (F) consent to any extension or waiver of any limitations period with respect to any material claim or assessment for taxes (other than as a result of automatic extensions of the time within which to file a tax return);

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(A) promise, grant or amend any severance, retention, vesting acceleration, change in control award, termination benefit, incentive compensation, equity or equity-based award or similar payment or benefit, (B) materially increase, modify or amend the compensation or benefits payable to its employees, officers, directors, individual consultants and independent contractors, and other service providers, (C) hire or engage any new employees, officers or directors with annual base compensation in excess of $150,000, (D) terminate (other than for cause) the employment or engagement, change the title, office or position, or materially reduce the responsibilities or terms and conditions of employment of any employee, officer or director with annual base compensation in excess of $150,000, or (E) adopt, enter into, amend or terminate any employee benefit plan (or any such plan or agreement that would be an employee benefit plan if in effect on the date hereof), except, in each case, as required by applicable law or pursuant to the terms of any employee benefit plan in effect as of the date of the Merger Agreement;
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enter into any collective bargaining agreement or other labor contract;

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make or authorize any material capital expenditure or incur any obligations, liabilities or indebtedness in respect thereof, except for any capital expenditure, in an amount not to exceed $250,000 individually or $500,000 in the aggregate during any fiscal year;

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compromise, settle or release any legal proceeding or threatened legal proceeding, other than (A) as contemplated by the Merger Agreement, (B) any legal proceeding relating to a breach of the Merger Agreement or (C) any legal proceeding that does not relate to any of the Transactions pursuant to a settlement that (i) results in compromises, settlements or releases that involve only the payment of money damages in an amount not greater than $250,000 individually or $500,000 in the aggregate, in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, Mersana or its subsidiary, or (ii) results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, Mersana or its subsidiary and the payment of monies by Mersana or its subsidiary that together with any settlement made under subclause “(i)” are not more than $500,000 in the aggregate (not funded by an indemnity obligation or through insurance policies); provided that this shall not permit Mersana or its subsidiary to settle, release, waive or compromise any legal proceeding or claim that (x) provides for the grant to any third party of a license or other grant of rights to (or covenant not to sue with respect to) any intellectual property rights or the splitting of any revenues in respect of (1) Emi-Le (XMT-1660), (2) XMT-2056, and (3) any other product candidate, drug or compound that Mersana or its subsidiary is researching, developing, licensing, testing or seeking regulatory approval for as of the date of the Merger Agreement (collectively, the “Company Products”) or (y) would impose any restrictions or changes on the business or operations of, or the admission of wrongdoing by, Mersana or its subsidiary;

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commence any legal proceeding, except routine matters in the ordinary course of business (i) in such cases where Mersana reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable asset of its business (provided that Mersana consults with Day One and considers in good faith the views and comments of Day One with respect to such legal proceedings prior to commencement thereof) or (ii) in connection with a breach of the Merger Agreement or any other agreements contemplated hereby or to otherwise enforce the terms of the Merger Agreement or any other agreements contemplated hereby;

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dispose of, sell, license, transfer, assign, encumber, pledge, abandon, dedicate to the public, fail to maintain, or allow to lapse, in whole or in part, any material intellectual property rights owned or co-owned, or purported to be owned or co-owned, by Mersana or its subsidiary, other than as required by applicable law or pursuant to any incidental contract;

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enter into a new line of business or abandon or discontinue any existing line of business;

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renew or enter into any non-compete, exclusivity or similar agreement that would restrict or limit, in any material respect, Mersana or its subsidiary from engaging or competing in any line of business or geographic area;

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adopt or implement any stockholder rights plan or similar arrangement;

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except in the ordinary course of business or in connection with any transaction to the extent specifically permitted by the Merger Agreement, (A) enter into any contract that would have been considered a material contract if entered into prior to the date of the Merger Agreement (provided that Day One’s consent is required for any contract that be a material contract under certain categories of material contracts specified in the Merger Agreement); (B) except in connection with any transaction to the extent specifically permitted by the Merger Agreement, modify, amend or terminate (other than any expiration in accordance with its terms) any material contract (or any contract that would have been a material contract if entered into prior to the date of the Merger Agreement), or waive, release, exercise or assign any material rights, material remedies or materials claims under such contracts; or (C) enter into any statement of work, purchase order or similar ancillary agreement or documentation (or related statements of work, purchase orders or similar ancillary agreements or documentation) issued under a material contract existing as of the date of the Merger Agreement, in each case in excess of $100,000 with respect to any individual material contract; or
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authorize, or agree or commit, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding the foregoing, nothing in the Merger Agreement is intended to give Day One or Purchaser, directly or indirectly, the right to control or direct the business or operations of Mersana or its subsidiary at any time prior to the Effective Time. Prior to the Effective Time, Mersana and its subsidiary will exercise, consistent with the terms and conditions of the Merger Agreement, complete control and supervision over its business and operations.
Alternative Proposals; Change in Recommendation
Mersana agrees that it will not, and will cause its subsidiary and its and their respective directors, officers and employees not to, and will use its reasonable best efforts to cause its and their controlled affiliates, investment bankers, attorneys or other authorized agents or representatives not to, directly or indirectly:
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initiate, solicit, knowingly encourage or knowingly facilitate the submission of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Alternative Proposal;

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participate in any discussions or negotiations regarding, or furnish to any other person any non-public information with respect to or in connection with or for the purpose of soliciting, knowingly encouraging or knowingly facilitating, any proposal or offer that constitutes, or could reasonably be expected to lead to, an Alternative Proposal;

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adopt, approve, recommend, submit to stockholders or declare advisable any Alternative Proposal;

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enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to any proposal or offer that constitutes, or could reasonably be expected to lead to, an Alternative Proposal (other than an Acceptable Confidentiality Agreement (as defined below));

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release or permit the release of any person from, or waive or permit the waiver of any provision of, or fail to use commercially reasonable efforts to enforce or cause to be enforced, any standstill or similar agreement to which Mersana is a party, unless the Mersana Board determines in good faith, after consultation with outside legal counsel, that the failure to do so would be, or would reasonably be expected to be, inconsistent with the fiduciary duties of the Mersana Board to the stockholders of Mersana under applicable law;

•
take any action or exempt any person (other than Day One and its subsidiaries) from the restriction on “business combinations” or any similar provision contained in applicable takeover laws or Mersana’s organizational or other governing documents or grant a waiver under Section 203 of the DGCL; or

•
resolve, publicly propose or agree to do any of the foregoing;

“Alternative Proposal” means any proposal or offer from any person or “group” (as defined in Section 13(d) of the Exchange Act), other than Day One and its subsidiaries, relating to any (A) direct or indirect acquisition (including through an exclusive license, partnering or collaboration) (whether in a single transaction or a series of related transactions) of assets of Mersana and its subsidiary equal to 20% or more of the consolidated assets of Mersana and its subsidiary or to which 20% or more of the consolidated revenues or earnings of Mersana and its subsidiary are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13(d) of the Exchange Act) of 20% or more of the total outstanding equity securities of Mersana, (C) tender offer or exchange offer that if consummated would result in any person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of the outstanding Shares, or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Mersana which is structured to permit such person or group to acquire beneficial ownership of at least 20% of the consolidated assets of Mersana and its subsidiary or at least 20% of the total outstanding equity securities of Mersana; in each case, other than the Transactions.

“Representatives” means with respect to any person, its directors, officers or other employees, controlled Affiliates, or any investment banker, attorney or other authorized agent or representative retained by such person.
If at any time after the date of the Merger Agreement and prior to the Offer Acceptance Time, (i) Mersana receives a written Alternative Proposal and (ii) the Mersana Board (or a committee thereof), after consultation with its financial advisors and outside legal counsel, determines in good faith that such Alternative Proposal constitutes or could reasonably be expected to lead to or result in a Superior Proposal and that, after consultation with outside counsel, the failure to take actions could be, or could reasonably be expected to be, inconsistent with the fiduciary duties of the Mersana Board to the stockholders of Mersana under applicable law and (iii) such Alternative Proposal was not solicited after the date of the Merger Agreement in violation of the non-solicitation provisions of the Merger Agreement, then Mersana and its Representatives may (x) furnish information, including confidential information, with respect to Mersana and its subsidiary to the person making such Alternative Proposal pursuant to a customary confidentiality agreement on terms that, taken as a whole, are not materially more favorable to such person than the provisions of the Confidentiality Agreement (as defined below) are to Day One (it being understood that such confidentiality agreement need not contain a standstill provision or otherwise prohibit the making, or amendment, of an Alternative Proposal) and that does not prohibit Mersana from providing any information to Day One in accordance with or otherwise complying with Mersana’s obligations under the Merger Agreement (an “Acceptable Confidentiality Agreement”); (y) participate in discussions or negotiations regarding such Alternative Proposal with the person or group of persons making such Alternative Proposal; (z) and/or amend, or grant a waiver or release under, any standstill or similar agreement with respect to any such person. Mersana must promptly notify Day One in advance that it is taking the actions described in the preceding clauses (x) or (y) and provide to Day One any non-public information concerning Mersana which was not previously provided or made available to Day One prior to or substantially concurrently with providing or making available to any person given such access described in the preceding clause (x). Mersana will provide Day One with an accurate and complete copy of an Acceptable Confidentiality Agreement promptly (and in any event within 24 hours) following the execution thereof.
Mersana is required to promptly (and in any event within 24 hours) advise Day One in writing of any Alternative Proposal or any inquiries, proposals, offers or requests with respect to or that could reasonably be expected to lead to an Alternative Proposal (including any request for non-public information related to Mersana) received after the date of the Merger Agreement (including any such Alternative Proposal that received prior to the date of the Merger Agreement, but is renewed on or following the date of the Merger Agreement). Such notification will include a description of the material terms and conditions of any such Alternative Proposal or such inquiry, proposal, offer or request (including the identity of the person making any such Alternative Proposal or such inquiry, proposal, offer or request) and a copy of any written materials received from such person or such person’s Representatives or provided by Mersana or its Representatives to such person or such person’s Representatives related thereto. Mersana will keep Day One reasonably informed of the material developments, discussions or negotiations (including with respect to any amendments or proposed amendments to any material terms or conditions) with respect to any such Alternative Proposal. Mersana agrees that it will not enter into any confidentiality agreement with any person subsequent to the date of the Merger Agreement which prohibits Mersana from providing any information to Day One in accordance with the non-solicitation provision or otherwise prohibit Mersana from complying with its obligations thereunder. Mersana further agrees that it will not provide information to any person pursuant to any confidentiality agreement entered into prior to the date of the Merger Agreement unless such person agrees prior to receipt of such information to waive any provision that would prohibit Mersana from providing any information to Day One in accordance with the non-solicitation provision or otherwise prohibit Mersana from complying with its non-solicitation obligations.
Pursuant to the Merger Agreement, “Superior Proposal” means a bona fide written Alternative Proposal that the Mersana Board determines in good faith (after consultation with Mersana’s financial advisor and outside legal counsel) to be (i) reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of, and the time required to effect, closing) of the proposal, the person making the proposal, the conditionality and other aspects of the Alternative Proposal that the Mersana Board deems relevant, and (ii) if consummated, would result in a transaction that is more favorable from a financial point of view (taking into account the amount, form, likelihood and timing of payment of the consideration) to the stockholders of Mersana (in their capacities as such) than the Transactions; provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Alternative Proposal shall be deemed references to “50%”.
Company Board Recommendation
As described above, and subject to the provisions described below, the Mersana Board, at a meeting duly called and held, has unanimously made the Company Board Recommendation.
Except as otherwise provided in the Merger Agreement, prior to Closing, the Mersana Board will not:
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withhold, withdraw, modify or qualify, or publicly propose to withhold, withdraw, modify or qualify, in any manner adverse to Day One the Company Board Recommendation;

•
publicly approve or recommend, or publicly propose to approve or recommend, any Alternative Proposal;

•
make any public recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer; or

•
fail to include the Company Board Recommendation in the Schedule 14D-9.

Any action described in the foregoing bullet points is referred to as a “Change in Recommendation.”
The Merger Agreement further provides that the Mersana Board will not approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow Mersana or its subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, in connection with, or that would reasonably be expected to lead to any Alternative Proposal (other than an Acceptable Confidentiality Agreement) (an “Alternative Acquisition Agreement”).
At any time prior to the Offer Acceptance Time, the Mersana Board may (x) in response to a written Alternative Proposal that has not been withdrawn or the occurrence of an Intervening Event, make a Change in Recommendation or (y) in response to a written Alternative Proposal that has not been withdrawn, terminate the Merger Agreement and enter into an Alternative Acquisition Agreement with respect to such Alternative Proposal; provided that:
•
in the case of such written Alternative Proposal:

the Mersana Board determines in good faith, after consultation with Mersana’s financial advisors and outside legal counsel, that such Alternative Proposal constitutes a Superior Proposal;
the Mersana Board determines in good faith, after consultation with Mersana’s outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of Mersana under applicable law;
Mersana shall have given Day One a written notice therefor (a “Change in Recommendation Notice”) at least three business days prior to effecting a Change in Recommendation or terminating the Merger Agreement of its intent to take such action and specifying the reason therefor;
prior to effecting such Change in Recommendation or terminating the Merger Agreement, Mersana shall, and shall cause its Representatives to, negotiate in good faith with Day One (to the extent Day One desires to negotiate) during such three business day period to make such adjustments in the terms and conditions of the Merger Agreement so that such Alternative Proposal would cease to constitute a Superior Proposal; and
no earlier than the end of such three business day period, the Mersana Board determines in good faith (after consultation with its financial advisor(s) and outside legal counsel), after considering any amendments to the terms and conditions of the Merger Agreement proposed by Day One in a binding written offer irrevocably made by Day One during such three business day period, that the failure to take such action would be inconsistent with the Mersana Board’s fiduciary duties to the stockholders of Mersana under applicable law (and, in the case of receipt of such Alternative Proposal, that such Alternative Proposal continues to constitute a Superior Proposal); and
•
in the case of an Intervening Event;

the Mersana Board determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Mersana Board to the stockholders of Mersana under applicable law;
Mersana has provided a Change in Recommendation Notice to Day One prior to effecting a Change in Recommendation of its intent to take such action and specifying the reason at least three business days prior to making any such Change in Recommendation; and
(i) Mersana will have specified the Intervening Event in reasonable detail, (ii) Mersana will have given Day One three business days after the Change in Recommendation Notice to propose revisions to the terms of the Merger Agreement or make other proposals so that such Intervening Event would no longer necessitate a Change in Recommendation, and shall have made its Representatives reasonably available to negotiate in good faith with Day One (to the extent Day One desires to negotiate) with respect to such proposed revisions or other proposal, if any, and (iii) after considering any amendments to the terms and conditions of the Merger Agreement proposed by Day One in a binding written offer irrevocably made by Day One during such three business day period, if any, after consultation with outside legal counsel, the Mersana Board shall have determined, in good faith, that the failure to make the Change in Recommendation in response to such Intervening Event would be inconsistent with the fiduciary duties of the Mersana Board to the stockholders of Mersana under applicable law.
Following delivery of a Change in Recommendation Notice, (i) in the case of a Superior Proposal, in the event of any material change to the financial terms (including any change to the amount or form of consideration payable) or other material revision to the material terms or conditions of such Alternative Proposal or (ii) in the case of an Intervening Event, in the event there are material changes to the facts and circumstances relating to such Intervening Event, Mersana shall provide a new Change in Recommendation Notice to Day One, and any Change in Recommendation or termination of the Merger Agreement following delivery of such new Change in Recommendation Notice will again be subject to the procedures set forth above, except that references to three business days will be deemed to be two business days.
“Intervening Event” means a material change, effect, event, occurrence or other development with respect to Mersana and its subsidiary, taken as a whole, that (i) was not known to Mersana, the Mersana Board or known by the chief executive officer, chief financial officer or any other named executive officers of Mersana as of the date of the Merger Agreement and (ii) does not relate to (A) an Alternative Proposal, (B) the expiration or termination of waiting periods or the receipt of approvals, consents or clearances applicable to the Merger under antitrust laws or (C) any regulatory or clinical development relating to any product or product candidates of Mersana, its subsidiary or their respective competitors.
Antitrust Filings
Under the terms of the Merger Agreement, each of the parties to the Merger Agreement will cooperate with each other and use (and cause their respective subsidiaries to use) their reasonable best efforts to: (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable antitrust laws); (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the Offer and the Merger; (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Offer and the Merger and (iv) obtain all necessary consents, approvals or waivers from third parties.

Each of the parties to the Merger Agreement agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within 20 business days after the date of the Merger Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested by any governmental authority.
Each of the parties to the Merger Agreement will use its reasonable best efforts to: (i) cooperate with each other in connection with any filing or submission with a governmental authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a governmental authority relating to the Offer or the Merger, including any proceeding initiated by a private person; (ii) promptly inform the other party to the Merger Agreement of (and supply to the other party to the Merger Agreement) any communication received by such party to the Merger Agreement from, or given by such party to the Merger Agreement to, the Federal Trade Commission (“FTC”), the Antitrust Division of the Department of Justice (“DOJ”), or any other governmental authority and any material communication received or given in connection with any proceeding by a private person, in each case regarding the Merger; (iii) permit the other party to the Merger Agreement to review in advance and incorporate such other party’s reasonable comments in any communication to be given by it to any governmental authority with respect to obtaining any clearances required under any antitrust law in connection with the Transactions; and (iv) consult with the other party to the Merger Agreement in advance of any meeting or teleconference with any governmental authority or, in connection with any proceeding by a private person, with any other person, and, to the extent not prohibited by the governmental authority or other person, give the other party to the Merger Agreement the opportunity to attend and participate in such meetings and teleconferences.
None of the parties to the Merger Agreement will extend any waiting period under any applicable antitrust laws or enter into any agreement with any governmental authority not to consummate the Transactions, except with the prior written consent of the other parties (which shall not be unreasonably withheld, conditioned or delayed).
The parties to the Merger Agreement will not, and will not permit any of their respective affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in or otherwise make any investment in, any person or portion thereof, or otherwise acquire or agree to acquire or make any investment in any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger, consolidation or investment would reasonably be expected to (i) impose any material delay in obtaining, or increase the risk of not obtaining the expiration or termination of any applicable waiting period, (ii) increase the risk of any governmental authority entering an order prohibiting the consummation of the Transactions, or (iii) materially delay the consummation of the Transactions.
If any administrative or judicial action or proceeding is instituted by a governmental authority (or threatened in writing to be instituted by a governmental authority) challenging the Offer or the Merger as violative of any antitrust law, each of Day One and Mersana will use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Offer and the Merger.
Indemnification and Insurance
The Merger Agreement provides that Day One, the Surviving Corporation and the Surviving Corporation’s subsidiaries will (and, Day One will cause the Surviving Corporation and its subsidiaries to) honor and fulfill in all respects the obligations of Mersana and its subsidiary under (i) the indemnification agreements set forth on Section 7.6(a) of the Company Disclosure Letter between Mersana and its subsidiary and any of their current or former directors and officers and any person who becomes a director or officer of Mersana or its subsidiary prior to the Effective Time, in each case, prior to the Effective Time (the “Indemnified Persons”), and (ii) indemnification, expense advancement and exculpation provisions in the certificate of incorporation or bylaws of Mersana and in the certificate of incorporation or bylaws (or equivalent governing documents) of Mersana’s subsidiary, in each case of clauses (i) and (ii), as in effect on the date of the Merger Agreement and with respect to the Indemnified Persons’ acts and omissions occurring prior to the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its subsidiaries will (and Day One will cause the Surviving Corporation and its subsidiaries to) cause the formation and governing documents of the Surviving Corporation and its subsidiaries to contain provisions with respect to elimination of liability of directors, indemnification, exculpation and the advancement of expenses that are no less favorable to the Indemnified Persons than the indemnification, exculpation and advancement of expenses provisions contained in the organizational and governing documents of Mersana and its subsidiary as of the date of the Merger Agreement, and during such six year period, such provisions will not be repealed, amended or otherwise modified (whether by merger, consolidation, division, conversion, domestication, transfer, continuance, share exchange, operation of law or otherwise) in any manner adverse to the Indemnified Persons except as provided below.
From the Effective Time until the sixth anniversary of the Closing Date, Day One and the Surviving Corporation (together with their successors and assigns, the “Indemnifying Parties”) will, to the fullest extent permitted under applicable laws and the certificate of incorporation or bylaws of Mersana (as in effect on the date of the Merger Agreement), indemnify, defend and hold harmless each Indemnified Person in his or her capacity as an officer or director of Mersana against all losses, claims, damages, liabilities (including amounts paid in settlement or compromise), fees, expenses, judgments or fines incurred by such Indemnified Person as an officer or director of Mersana in connection with any pending or threatened legal proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was a director or officer of Mersana at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the Transactions. Without limiting the foregoing, from the Effective Time until the sixth anniversary of the Closing Date, the Indemnifying Parties will also, to the fullest extent permitted under applicable laws and the certificate of incorporation of Mersana (as in effect as of the date of the Merger Agreement), advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to this provision.
During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Day One will, and will cause the Surviving Corporation to, maintain in effect for the benefit of the directors and officers of Mersana, as of the date of the Merger Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event providing coverage, terms, conditions, retentions, limits of liability, deductibles and amounts not less favorable to the insured persons than the policies of Mersana in effect as of the date of the Merger Agreement; provided that the Surviving Corporation will not be required to pay an annual premium for the D&O Insurance in an amount, in the aggregate, that is in excess of 300% of the last annual premium paid by Mersana and its subsidiary prior to the date of the Merger Agreement, but in such case will purchase coverage as favorable to the insured persons as is available for such amount as long as such substitution does not result in gaps or lapses of coverage with respect to matters occurring at or prior to the Effective Time. The Surviving Company will (and Day One will cause the Surviving Corporation to) maintain the D&O Insurance “tail” policy in full force and effect and continue to honor their respective obligations thereunder, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time.
Employee Matters
The Merger Agreement provides that for a period of at least one year following the Closing Date, Day One will provide, or will cause to be provided, to all employees of Mersana or its subsidiary immediately prior to the Effective Time who continue their employment with Day One, Surviving Corporation or any of their respective subsidiaries or affiliates immediately following the Effective Time (“Continuing Employees”) (i) an annual base salary or hourly wage rate (as applicable), and annual cash bonus or commission targets (excluding nonqualified deferred compensation, severance, change in control bonuses, retention bonuses, or transaction bonuses) that are no less favorable than those provided to such Continuing Employee immediately prior to the Closing and (ii) health, welfare, severance and other employee and fringe benefits (but excluding equity or equity-based incentive opportunities, post-employment welfare, and defined benefit pension benefits) that are no less favorable in the aggregate than those provided to similarly situated employees of Day One and its affiliates.
Day One will, or will cause any of its affiliates to, use commercially reasonable efforts to treat, and cause the applicable benefit plans in which Continuing Employees are entitled to participate to treat, the service of Continuing Employees with Mersana or its subsidiary or any of their predecessors to the extent previously recognized by Mersana and its subsidiary as of the date hereof attributable to any period before the Effective Time as service rendered to Day One or its affiliates for purposes of eligibility to participate, vesting of benefits (but not of equity awards), and applicability of minimum waiting periods for participation, but excluding benefit accrual (including minimum pension amount) under equity incentive plans, defined benefit pension plans or retiree welfare benefit plans of Day One, or as would otherwise result in a duplication of benefits. Without limiting the foregoing, Day One will use commercially reasonable efforts to cause any pre-existing conditions or actively at work or similar limitations, eligibility waiting periods, evidence of insurability requirements or required physical examinations under any health or similar plan of Day One to be waived with respect to Continuing Employees and their eligible dependents; provided, however, that with respect to preexisting conditions, such conditions shall be waived to the extent waived under the corresponding plan in which Continuing Employees participated as of immediately prior to the Effective Time. Day One will also use commercially reasonable efforts to cause any deductibles, coinsurance, and out-of-pocket maximums paid by Continuing Employees under any of Mersana’s health, dental, vision or similar plans in the plan year in which Continuing Employees and their eligible dependents are transitioned to Day One’s health, dental, vision or similar plans to be credited towards deductibles, coinsurance, and out-of-pocket maximums under the health plans of Day One or any subsidiary of Day One.
Termination of the Company 401(k) Plan
Mersana will take all actions necessary or appropriate to terminate the Mersana Therapeutics, Inc. 401(k) Profit Sharing Plan Trust (the “401(k) Plan”), effective as of no later than the day immediately preceding the Closing Date, unless Day One provides written notice to Mersana that the 401(k) Plan will not be terminated at least ten business days prior to the Closing Date. Unless Day One provides such written notice to Mersana, Mersana will provide Day One with evidence, no later than five days prior to the Closing Date, that the 401(k) Plan has been terminated pursuant to resolutions of the Mersana Board. Day One will use commercially reasonable efforts to take any and all actions as may be required as of the date of the Merger Agreement or at any time prior to the Closing Date, to permit the Continuing Employees who are then actively employed to make rollover contributions to a 401(k) plan sponsored or maintained by Day One or one of its affiliates of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans), or a combination thereof in an amount equal to the full account balance distributed to such Continuing Employee from the 401(k) Plan.
Access and Information
Until the earlier to occur of the termination of the Merger Agreement pursuant to its terms and the Effective Time, Mersana will afford Day One and its Representatives reasonable access during normal business hours, upon reasonable advance written notice, to the books, records and personnel of Mersana and its subsidiary, in each case to the extent reasonably requested by Day One and its Representatives for purposes of furthering the consummation of the Transactions or integration planning relating thereto; provided, however, that Mersana may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable law requires Mersana or its subsidiary to restrict or otherwise prohibit access to such documents or information, (ii) granting such access would violate any obligations of Mersana or its subsidiary with respect to confidentiality to any third party or otherwise breach, contravene or violate, constitute a default under, or give a third party the right to terminate or accelerate an obligation under, any then effective contract to which Mersana or its subsidiary is a party, (iii) access to such documents or information would reasonably be expected to result in a waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, (iv) such documents or information relate to the evaluation or negotiation of the Merger Agreement, the Transactions or, subject to the non-solicitation provisions of the Merger Agreement, an Alternative Proposal or Superior Proposal or (v) access may give rise to antitrust issues or violate a protective order or otherwise may not be disclosed pursuant to applicable law based on reasonable conclusions from legal counsel for Mersana. In the event that Mersana does not provide access or information in reliance on clauses (i), (ii) or (iii) of the preceding sentence, it will use its reasonable best efforts to communicate or provide access to the applicable information to Day One in a way that would not violate any applicable law, contract or obligation or waive any such privilege.
Any investigation conducted pursuant to the access contemplated pursuant to the Merger Agreement will be conducted in a manner that does not unreasonably interfere with the conduct of the business of Mersana or its subsidiary or create a risk of damage or destruction to any property or assets of Mersana or its subsidiary, will be subject to Mersana’s reasonable security measures and insurance requirements, and will not include the right to perform invasive testing without Mersana’s prior written consent, in its sole discretion. The terms and conditions of the Confidentiality Agreement (as defined below) will apply to any information obtained by Day One or any of its representatives in connection with any investigation conducted pursuant to the access contemplated herein. Nothing in the Merger Agreement will be construed to require Mersana or any Representatives of any of the foregoing to prepare any reports, analyses, appraisals, opinions or other information.
FDA Matters
Except as consented to in writing by Day One (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Effective Time, subject to applicable law and, in the case of the following clauses (i) through (iv), only to the extent the integrity of any clinical trial would not be, and would not reasonably expected to be, compromised, Mersana will not: (i) participate in any meetings or teleconferences with, or correspond in writing, communicate or consult with the FDA or any similar governmental authority without providing Day One (to the extent reasonably practicable and permitted under applicable law, and excluding routine administrative communications, or immaterial communications) with prior written notice and, within two business days from the time such written notice is delivered, the opportunity to consult with Mersana with respect to such correspondence, communication or consultation, in each case to the extent permitted by applicable law, (ii) commence any clinical study, (iii) unless mandated by the FDA, discontinue, terminate or suspend any ongoing clinical study; (iv) discontinue, terminate or suspend any ongoing IND-enabling preclinical study without first consulting with Day One in good faith, or (v) notwithstanding clause (i) hereof, submit, file, amend, withdraw, or supplement any investigational or marketing application, designation request (including breakthrough therapy, fast track, priority review, or orphan drug status) or other regulatory filing for any Company Product with the FDA or any similar governmental authority. Except as consented to in writing by Day One or as required by applicable law, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Effective Time, Mersana will not publicly disclose any results, outcomes, data, adverse events or side effects arising from any clinical trials or studies being conducted by or on behalf of Mersana.
Other Covenants
The Merger Agreement contains other customary covenants, including covenants relating to public statements and disclosure, stockholder litigation, matters with respect to Section 16 of the Exchange Act and the rules and regulations thereunder, Rule 14d-10(d)(2) under the Exchange Act, stock exchange delisting and deregistration and eliminating the effect of any takeover law.
Conditions to the Offer
See Section 15 — “Conditions to the Offer.”
Conditions to the Merger
The obligations of each of Day One, Purchaser and Mersana to effect the Merger are conditioned upon the satisfaction (or waiver by both Mersana and Day One), at or prior to the Closing, of each of the following:

•
No law, order, judgment or injunction issued, enacted, promulgated, entered or enforced by a court of competent jurisdiction or other governmental authority restraining, prohibiting or rendering illegal the consummation of the Merger (brought by a third party) being in effect.

•
Purchaser (or Day One on Purchaser’s behalf) having irrevocably accepted for payment and paid for all of the Shares validly tendered pursuant to the Offer and not validly withdrawn.

Termination
The Merger Agreement may be terminated prior to the Effective Time as follows:
•
by mutual written consent of Day One and Mersana at any time prior to the Offer Acceptance Time.

•
By either Day One or Mersana:

if a governmental authority of competent jurisdiction issues a final, non-appealable order, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making the consummation of the Offer or the Merger illegal; provided, that this right to terminate the Merger Agreement is not available to Mersana, on the one hand, or Day One, on the other hand, if such order was primarily due to the failure of Mersana, on the one hand, or Day One or Purchaser, on the other hand, to perform in any material respect any of its obligations under the Merger Agreement;
if the Closing does not occur on or before 5:00 p.m. Eastern Time on the Outside Date; provided that this right to terminate the Merger Agreement will not be available to any party whose failure to comply with any provision of the Merger Agreement has been the cause of, or resulted in, the failure of the closing of the Merger to occur on or before the Outside Date (an “Outside Date Termination”); or
if the Offer (as may be extended in accordance with the Merger Agreement) expires as a result of the non-satisfaction of one or more Offer Conditions, without Purchaser having accepted for payment of any Shares tendered pursuant to the Offer; provided, however, that a party will not be permitted to exercise this right to terminate the Merger Agreement if the material failure of such party (or any affiliate of such party) to fulfill any obligation under the Merger Agreement has been the principal cause of or results in the non-satisfaction of any such Offer Condition (an “Offer Failure Termination”).
•
By Day One:

at any time prior to the Offer Acceptance Time, if (i) any of the representations and warranties of Mersana contained in the Merger Agreement fail to be true and correct such that the condition precedent set forth in clause “(ii)” of Section 15 — “Conditions to the Offer” below would not be satisfied or (ii) Mersana has breached or failed to comply with any of its covenants or agreements under the Merger Agreement such that the condition precedent set forth in clause “(ii)” of Section 15 — “Conditions to the Offer” below would not be satisfied, and such failure or breach with respect to any such representation, warranty, covenant or agreement (A) cannot be cured by the Outside Date or (B) if curable, continues to be unremedied as of three business days prior to the Outside Date or, if earlier, the 30th day following delivery of notice to Mersana regarding such failure or breach; provided, that neither Day One nor Purchaser is then in breach of any representation, warranty or covenant under the Merger Agreement that would permit Mersana to terminate the Merger Agreement (a “Company Breach Termination”); or
at any time prior to the Offer Acceptance Time, if, whether or not permitted to do so (in each case, a “Recommendation Failure Termination”): (i) the Mersana Board fails to include the Company Board Recommendation in the Schedule 14D-9 when mailed, or a Change in Recommendation has occurred; (ii) the Mersana Board fails to publicly reaffirm its recommendation of the Merger Agreement within 10 business days after Day One so requests in writing (provided that Day One may deliver only one such request with respect to any single Alternative Proposal (other than with respect to material amendments, modifications or supplements thereto)); (iii) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act (other than by Day One and its affiliates), the Mersana Board fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within 10 business days of the commencement of such tender offer or exchange offer, or, if earlier, two business days prior to the Expiration Date; or (iv) Mersana willfully breached any of its non-solicitation or Change in Recommendation obligations in any material respect. “Change in Recommendation” means any action by the Company Board to: (i) withhold, withdraw, modify or qualify, or publicly propose to withhold, withdraw, modify or qualify, in any manner adverse to Parent the Company Board Recommendation, (ii) publicly approve or recommend, or publicly propose to approve or recommend, any Alternative Proposal, (iii) make any public recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or (iv) fail to include the Company Board Recommendation in the Schedule 14D-9.
•
By Mersana:

at any time prior to the Offer Acceptance Time, if (i) any of the representations and warranties of Day One or Purchaser contained in the Merger Agreement fail to be true and correct or (ii) Day One or Purchaser has breached or failed to comply in any material respect with any of its covenants or agreements under the Merger Agreement that Day One or Purchaser is required to comply with or perform at or prior to the Offer Acceptance Time, and such failure or breach with respect to any such representation, warranty, covenant or agreement would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined in the Merger Agreement) and (A) cannot be cured by Day One or Purchaser, as applicable, by the Outside Date or (B) if curable, continues to be unremedied as of three business days prior to the Outside Date or, if earlier, by the 30th day following delivery of notice to Day One regarding such failure or breach; provided, that Mersana is not then in breach of any representation, warranty or covenant under the Merger Agreement that would permit Day One and Purchaser to terminate the Merger Agreement;
if Purchaser has failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within the period specified in the Merger Agreement or if Purchaser has within four business days following the Expiration Date of the Merger Agreement failed to irrevocably accept and pay and exchange for all Shares validly tendered (and not validly withdrawn) as of the expiration of the Offer (as may be extended) and as of the Expiration Date all of the Offer Conditions have been satisfied or waived; provided, however, Mersana will not be permitted to terminate the Merger Agreement pursuant to this provision if such failure of Purchaser was primarily due to the failure of Mersana to perform in any material respect any of its obligations under specified sections of the Merger Agreement; or
if Mersana is terminating the Merger Agreement to enter into a definitive agreement related to a Superior Proposal (a “Superior Proposal Termination”).
Effect of Termination
In the event of the valid termination of the Merger Agreement in accordance with its terms, then each of the parties will be relieved of its duties and obligations arising under the Merger Agreement after the date of such termination and such termination will be without liability to any party, except certain provisions of the Merger Agreement and the Confidentiality Agreement (as defined below) will survive the termination of the Merger Agreement and remain in full force and effect, and, subject to the Termination Fee described below, the termination of the Merger Agreement will not relieve any party from any liability for common law fraud or willful breach.
Termination Fee
A termination fee of $5,600,000 (the “Termination Fee”) will be payable by Mersana to Day One in the event that:
•
the Merger Agreement is terminated by (i) Mersana or Day One pursuant to an Outside Date Termination or an Offer Failure Termination and, in either case, (x) the Minimum Condition has not been satisfied prior to such termination, (y) the conditions to the Offer in clauses “(v)” and “(vi)” of Section 15 — “Conditions to the Offer” are satisfied at the time of such termination and (z) in the case of termination by Mersana, the right to terminate the Merger Agreement pursuant to an Outside Date Termination is available to Day One, or (ii) by Day One pursuant to a Company Breach Termination; following the execution and delivery of the Merger Agreement and prior to such termination of the Merger Agreement, a bona fide Alternative Proposal is publicly proposed or publicly disclosed (whether or not conditional) or made to the Mersana Board prior to, and not publicly and unconditionally withdrawn at the time of, the Expiration Date or the termination of the Merger Agreement; and Mersana consummates an Alternative Proposal within 12 months after the date the Merger Agreement is terminated or enters into an Alternative Acquisition Agreement within 12 months after the date the Merger Agreement is terminated and the applicable Alternative Proposal or entry into an Alternative Acquisition Agreement is subsequently consummated, whether before or after the expiration of such 12-month period, in which case the Termination Fee will be payable substantially concurrently with the consummation of such Alternative Proposal or entry into such Alternative Acquisition Agreement. For purposes of this provision, the references to “20% or more” in the definition of “Alternative Proposal” are deemed to be references to “more than 50%”;
•
the Merger Agreement is terminated by Day One pursuant to a Recommendation Failure Termination, in which case the Termination Fee will be payable within two business days after the termination of the Merger Agreement; or

•
the Merger Agreement is terminated by Mersana pursuant to a Superior Proposal Termination, in which case the Termination Fee will be payable immediately prior to or simultaneously with the consummation of the transaction referred to therein.

In no event will Mersana be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of the Merger Agreement at the same or at different times and the occurrence of different events.
In the event that Day One or its designee receives full payment pursuant to the Termination Fee, the receipt of the Termination Fee will constitute liquidated damages and not a penalty.
Notwithstanding anything in the Merger Agreement to the contrary, in the event the Merger Agreement is terminated under the circumstances in which the Termination Fee is paid: (i) the payment by Mersana of the Termination Fee will be the sole and exclusive remedy of Day One and Purchaser each and each of their respective affiliates, each of the direct and indirect stockholders, partners, managers or other equity or security holders of Day One and Purchaser or any of their respective affiliates and any Representative of any of the foregoing (each, a “Parent Related Party” and, collectively, the “Parent Related Parties”), (ii) (A) none of Day One, Purchaser, any other Parent Related Party or any other person will, and none of Day One, Purchaser, any other Parent Related Party or any other person will be entitled to bring, and Day One and Purchaser irrevocably covenant not to bring, threaten, commence, maintain or seek (and further covenant to cause each other Parent Related Party not to bring, threaten, commence, maintain or seek) any recovery in connection with and (B) none of Mersana, any affiliates thereof, any direct or indirect stockholder, partner, manager or other equity or security holder of Mersana or any affiliate thereof or any representative of any of the foregoing (each, a “Company Related Party” and, collectively, the “Company Related Parties”) will have any liability for or with respect to, in the case of each of clauses (A) and (B), any action, suit, claim, proceeding, investigation, arbitration or inquiry or other legal proceeding against Mersana or any other Company Related Party arising out of the Merger Agreement, any of the Transactions, any breach of any agreement or covenant or any inaccuracy in any representation or warranty set forth in the Merger Agreement, any matters forming the basis for such termination or any loss suffered as a result of the failure of the Merger or any other Transactions to be consummated; provided, however, that payment of the Termination Fee will not be liquidated damages in the case of common law fraud or a willful breach of the Merger Agreement by Mersana.
Specific Performance
The parties to the Merger Agreement have agreed that irreparable damage would occur in the event that any provision of the Merger Agreement was not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, in addition to any other remedy the parties are entitled to under the

Merger Agreement (which are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and shall not be construed to diminish or otherwise impair in any respect any Party’s right to seek injunctive relief) the parties to the Merger Agreement have acknowledged and agreed that in the event of any breach or threatened breach by Mersana, on the one hand, or Day One and/or Purchaser, on the other hand, of any of their respective covenants or obligations set forth in the Merger Agreement, Mersana, on the one hand, and Day One and Purchaser, on the other hand, will be entitled (without proof of actual damages or otherwise or posting or securing any bond or other security), in addition to any other remedy to which they are entitled to under law or equity, to seek an injunction or injunctions as described in the Merger Agreement to prevent or restrain breaches or threatened breaches of the Merger Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of the Merger Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under the Merger Agreement. The parties to the Merger Agreement have agreed not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of the Merger Agreement by such party (or parties), and to specifically enforce the terms and provisions of the Merger Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under the Merger Agreement. Any party’s pursuit of any injunction or specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by a party in the case of a breach of the Merger Agreement involving willful breach or common law fraud; provided, however, that in no event will Day One or Purchaser be entitled to both the payment of the Termination Fee, on the one hand, and either specific performance or any other monetary or other remedies, on the other hand.
Fees and Expenses
Except as otherwise provided in the Merger Agreement, each party will pay its own expenses incident to preparing for, entering into and carrying out the Merger Agreement and the consummation of the Transactions, except that Day One will pay 100% of the fees payable in connection with any filings required to be made under the HSR Act.
Governing Law
The Merger Agreement is governed by Delaware law.
Other Agreements
Tender and Support Agreements
The following summary description of the Tender and Support Agreements is qualified in its entirety by reference to the form of Tender and Support Agreement, a copy of which is filed as Exhibit (d)(2) to the Schedule TO and is incorporated herein by reference.
Concurrently with entering into the Merger Agreement, Day One and Purchaser entered into a Tender and Support Agreement with each of the Supporting Stockholders. As of November 10, 2025, the Supporting Stockholders collectively owned an aggregate of approximately 8.5% of the outstanding Shares.
Pursuant to the Tender and Support Agreements, each Supporting Stockholder has agreed to irrevocably tender all of its Shares (other than (i) Company Options that are not exercised into Shares as of the tender date and (ii) Company RSUs that are not vested as of the tender date) (collectively, the “Tender Shares”) into the Offer no later than the 10th business day following the commencement of the Offer. If a Supporting Stockholder acquires Tender Shares after the date of the Tender and Support Agreement and prior to the Tender Agreement Expiration Date (as defined below), the Supporting Stockholder has agreed to irrevocably tender such Tender Shares on or before the earlier of (i) five business days after such acquisition and (ii) one business day prior to the Tender Agreement Expiration Date. Until the Tender Agreement Expiration Date, each Supporting Stockholder has agreed to not withdraw its Tender Shares, or cause the Tender Shares to be withdrawn, from the Offer at any time.

The Tender and Support Agreements further provide that from the date of the Tender and Support Agreement until the Tender Agreement Expiration Date (the “Support Period”), each Supporting Stockholder will not (i) cause or permit any transfer of any of its Tender Shares, other than in connection with certain limited exceptions, and (ii) tender or permit to be tendered any of its Tender Shares in response to, or otherwise in connection with, any tender or exchange offer other than the Offer. The Tender and Support Agreements also provide that during the Support Period, each Supporting Stockholder will (i) not deposit or otherwise transfer any of its Tender Shares into a voting trust or any voting agreement or arrangement, (ii) not grant any proxy, power of attorney, consent right or other authorization, or enter into any voting agreement or similar agreement with respect to any of the Tender Shares held by such Supporting Stockholder, other than as set forth in the Tender and Support Agreement, (iii) ensure that no action is taken or permitted that would in any material way restrict, limit or interfere with the performance of such Supporting Stockholder’s obligations under the Tender and Support Agreement or otherwise make any representation or warranty of the Supporting Stockholder in the Tender and Support Agreement untrue or incorrect in any material respect, and (iv) not (and will cause each of its affiliates to not) become a member of a “group” (as defined under Section 13(d) of the Exchange Act) for the purpose of opposing or competing with or taking any actions inconsistent with the transactions contemplated by the Tender and Support Agreement or the Merger Agreement.
Solely with respect to the matters described in Section 4.1 of the Tender and Support Agreement regarding voting of Tender Shares, for so long as the Tender and Support Agreement has not been validly terminated in accordance with its terms, Supporting Stockholder will irrevocably appoint Day One as its attorney-in-fact and proxy with full power of substitution and resubstitution, to the full extent of such Supporting Stockholder’s voting rights with respect to all such Supporting Stockholder’s Shares (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the DGCL) to vote, and to execute written consents with respect to, all Supporting Stockholder’s Tender Shares solely on the matters described in and in accordance with Section 4.1 of the Tender and Support Agreement. Subject to the proxy granted the Tender and Support Agreement, a Supporting Stockholder will retain at all times the right to vote such Supporting Stockholder’s Shares in the Supporting Stockholder’s sole discretion, and without any other limitation, on any matters other than those expressly set forth in Section 4.1 of the Tender and Support Agreement that are at any time or from time to time presented for consideration to Mersana’s stockholders generally.
Under the terms of the Tender and Support Agreements, each Supporting Stockholder irrevocably and unconditionally waived, and agreed not to exercise or assert, on its own behalf or on behalf of any other holder of Shares, any rights of appraisal, any dissenters’ rights or any similar rights relating to the Merger that such Supporting Stockholder may have by virtue of, or with respect to, any Shares owned by such Supporting Stockholder, including any appraisal rights or dissenters’ rights pursuant to Section 262 of the DGCL or otherwise.
The Tender and Support Agreements will terminate and have no further force or effect on the earliest of (i) the date and time upon which the Merger Agreement is validly terminated in accordance with the Merger Agreement, (ii) the date and time upon which the Merger becomes effective, (iii) the termination or withdrawal of the Offer by Day One or Purchaser and (iv) the expiration of the Offer without Purchaser having accepted for payment the Shares tendered in the Offer (the “Tender Agreement Expiration Date”).
CVR Agreement
The following summary description of the CVR Agreement is qualified in its entirety by reference to the CVR Agreement itself, a form of which is filed as Exhibit (d)(3) to the Schedule TO, which you may examine and copy as set forth in Section 8 — “Certain Information Concerning Day One and Purchaser” above.
Pursuant to the Merger Agreement, at or prior to the Offer Acceptance Time, Day One and the Rights Agent will enter into the CVR Agreement governing the terms of the CVRs issued pursuant to the Offer and the Merger. The Rights Agent will maintain an up-to-date register of the holders (the “Holders”). The maximum aggregate payment potential per CVR is $30.25 in cash.

Each CVR represents a non-tradable contractual contingent right to receive the Milestone Payments if the Milestones are achieved, as described below:
•
$1.00 per CVR, without interest and less any applicable tax withholding, payable upon the FDA granting “breakthrough therapy” designation in the United States for Emi-Le on or before December 31, 2027;

•
$1.25 per CVR, without interest and less any applicable tax withholding, payable upon receipt by Day One or any of its affiliates (including the Surviving Corporation) of the $8.0 million milestone payment payable upon achievement of a specified development milestone set forth in the Janssen Agreement, on or before December 31, 2026;

•
$4.00 per CVR, without interest and less any applicable tax withholding, payable upon occurrence of the first dosing of the first participant in a Registrational Clinical Trial (as defined in the CVR Agreement) of Emi-Le for ACC-1 on or before December 31, 2027;

•
$9.00 per CVR, without interest and less any applicable tax withholding, payable upon the occurrence of Regulatory Approval (as defined in the CVR Agreement) by the FDA for Emi-Le indicated for use in ACC-1 on or before December 31, 2030;

•
$2.00 per CVR, without interest and less any applicable tax withholding, payable upon the achievement of the first time that cumulative Net Sales (as defined in the CVR Agreement) of Emi-Le in any calendar year ending on or before December 31, 2032 is equal to or exceeds $100.0 million;

•
$4.00 per CVR, without interest and less any applicable tax withholding, payable upon the achievement of the first time that cumulative Net Sales of Emi-Le in any calendar year ending on or before December 31, 2035 is equal to or exceeds $200.0 million;

•
$6.00 per CVR, without interest and less any applicable tax withholding, payable upon the achievement of the first time that cumulative Net Sales of Emi-Le in any calendar year ending on or before December 31, 2037 is equal to or exceeds $300.0 million;

•
$2.00 per CVR, without interest and less any applicable tax withholding, payable upon the occurrence of the First Commercial Sale (as defined in the CVR Agreement) of Emi-Le in the European First Sale Milestone on or before the European First Sale Milestone End Date; provided, however, that the European First Sale Milestone will be deemed to have occurred if, at any time on or before the European First Sale Milestone End Date, cumulative Net Sales of Emi-Le in the European Union and the United Kingdom is equal to or exceeds $10.0 million; and

•
$1.00 per CVR, without interest and less any applicable tax withholding, payable upon the First Commercial Sale of Emi-Le in Japan on or before December 31, 2030.

Day One is obligated to use Commercially Reasonable Efforts, including efforts carried out by its affiliates or its or their licensees, to achieve each Milestone until the earlier of the achievement of such Milestone or the applicable milestone outside date. Day One and Rights Agent acknowledge and agree that (i) the level of efforts that constitute Commercially Reasonable Efforts may change over time and vary from country to country, reflecting changes in the status of the product, compound or therapy, (ii) the use of Commercially Reasonable Efforts may result in Day One and its affiliates ceasing the research, development, commercialization or other exploitation of Emi-Le, (iii) the use of Commercially Reasonable Efforts does not require that Day One or its affiliates to act in a manner which would otherwise be contrary to prudent business judgment, including business judgment as exercised in Day One’s or affiliate’s ordinary course of business, and (iv) once research, development, commercialization or other exploitation of Emi-Le has ceased in compliance with the CVR Agreement, the use of Commercially Reasonable Efforts does not require the continued reevaluation of whether development, commercialization or exploitation must be reinitiated for such compound. Notwithstanding the foregoing, if the development or commercialization of Emi-Le is being conducted by a licensee under an agreement that contains a commercially reasonable and customary definition of “Commercially Reasonable Efforts” (or equivalent term) that is at least substantially equivalent, then for purposes of such licensee’s activities under the CVR Agreement, such definition shall replace the above definition.

If any of the Development and First Sale Milestones (as defined in the CVR Agreement) is achieved prior to the applicable milestone outside date, then, Day One will, within 20 business days after such achievement, deliver (or cause to be delivered) to the Rights Agent (i) a written notice (each, a “Milestone Notice”) stating that the Milestone has been achieved and that the Holders are entitled to the related payment and (ii) the aggregate amount of cash required to pay the corresponding Milestone Payment to all Holders other than equity award holders. If any of the Commercial Net Sales Milestones (as defined in the CVR Agreement) is achieved on or before its applicable milestone outside date, Day One will deliver (or cause to be delivered) the same notice and cash amount within 60 days after the end of the fiscal quarter in which the Milestone was achieved. The Rights Agent will solicit any required tax forms from Holders as needed to administer the payments. Payments to equity award holders are made directly by Day One in accordance with the Merger Agreement.
Each Milestone Payment is payable only once, only if the applicable Milestone is achieved by its applicable milestone outside date, and the maximum total amount payable per CVR is $30.25. If a Milestone is not achieved by its applicable milestone outside date, no payment will be made with respect to that Milestone. If a Milestone was achieved prior to the Closing Date, it is treated as having been achieved as of the date of the CVR Agreement, and the related payment timing is determined in the same manner as described above.
The rights to payment under the CVRs are solely contractual rights governed by the CVR Agreement. The CVRs will not be represented by certificates, will not have voting or dividend rights, and do not represent any equity or ownership interest in Day One, Purchaser or Mersana. The CVRs are not transferable except in limited circumstances and will not be registered or listed for trading. No interest will accrue or be paid on any amounts that may become payable under the CVRs. Holders will have no greater rights than general unsecured creditors with respect to any Milestone Payments. The CVR Agreement is governed by Delaware law and provides that any dispute must be brought exclusively in the Delaware Court of Chancery (or, if that court does not have jurisdiction, another Delaware court), and includes a waiver of trial by jury.
The CVRs will not be transferable except (i) upon death of a Holder by will or intestacy, (ii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries of the Holder upon the death of the Holder, (iii) pursuant to a court order, (iv) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity, (v) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, as allowable by DTC, or (vi) by abandonment of the CVR to Day One or its subsidiaries without consideration.
The Rights Agent will keep a register for the purpose of (i) identifying the Holders and (ii) registering CVRs and permitted transfers thereof. The register will initially show one position for Cede & Co. representing all of the CVRs issued to the holders of Shares held by DTC on behalf of the street holders of the Shares as of immediately prior to the Effective Time. The Rights Agent will have no responsibility to street name holders or DTC participants with respect to transfers of CVRs or the distribution of payments, and will satisfy any payment obligations to such holders by making a single payment to DTC. Day One will furnish, or cause to be furnished, to the Rights Agent (A) the names and addresses of the Holders (other than equity award holders) within 20 business days after the Effective Time, in such form as Day One receives from Mersana’s transfer agent, and (B) in the case of equity award holders, the names and addresses of such Holders as set forth in Mersana’s books and records as of immediately prior to the Effective Time, in accordance with the Merger Agreement.
Under the CVR Agreement, Holders of at least 30% of the outstanding CVRs (the “Acting Holders”) have the right to initiate audit procedures to review Day One’s calculation of Net Sales and may direct the Rights Agent’s conduct of certain legal proceedings. Net Sales are determined in accordance with the definition in the CVR Agreement, which includes customary deductions such as taxes, returns, rebates and distribution expenses.
Except for amendments (i) to evidence the succession of another person to Day One and the assumption by any such successor of Day One’s covenants under the CVR Agreement, (ii) to evidence the succession of another person as a successor Rights Agent and the assumption by any such successor of its covenants and obligations under the CVR Agreement, (iii) to add to the covenants of Day One such further covenants, restrictions, conditions or provisions as Day One considers to be for the protection of the Holders, so long as, in each case, such provisions do not adversely affect the interests of the Holders, (iv) to cure any ambiguity, to correct or supplement any provision of the CVR Agreement that may be defective or inconsistent with any other provision of the CVR Agreement or the Merger Agreement, or to make any other provisions with respect to matters or questions arising under the CVR Agreement, provided that, in each case, such provisions do not adversely affect the interests of the Holders, (v) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws, provided such provisions do not adversely affect the interests of the Holders, (vi) to evidence any permitted assignment of the CVR Agreement by Day One, (vii) as may otherwise be necessary for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders, and (viii) as may be necessary or appropriate to ensure that the Surviving Corporation complies with applicable law, the CVR Agreement may not be amended without the consent of the Acting Holders.
The CVR Agreement provides that, except for the limited rights expressly granted to the Rights Agent, the Acting Holders will have the sole right, on behalf of all Holders, to institute any legal proceeding with respect to the CVR Agreement. Individual Holders or any smaller group of Holders are not permitted to initiate enforcement actions under the CVR Agreement, except that the right of any Holder to receive payment of a Milestone Amount (as defined in the CVR Agreement) that has become due and payable with respect to such Holder’s CVRs cannot be impaired or affected without such Holder’s consent, and individual Holders retain the right to assert claims in an insolvency proceeding of Day One with respect to such payments. The Acting Holders also have the right to direct the time, method and place of conducting any legal proceeding for any remedy available to the Rights Agent, subject to certain limitations set forth in the CVR Agreement.
The CVR Agreement will terminate upon the earliest to occur of (i) the payment in full of each of the Milestone Amounts, including the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register the full amount of each Milestone Amount, as required to be paid under the CVR Agreement and (ii) the termination of the Merger Agreement prior to the Offer Acceptance Time and the Effective Time in accordance with its terms.
Confidentiality Agreement
On March 12, 2025, Mersana and Day One entered into a mutual confidentiality agreement (the “Confidentiality Agreement”), pursuant to which, subject to certain exceptions, Mersana and Day One have agreed to, and to cause their (and their affiliates’) respective officers, directors, trustees, employees, agents, professional advisors, non-employee staff and consultants, including legal and financial advisors to keep confidential certain non-public information disclosed by the other party under the Confidentiality Agreement and to not use such non-public information, except for the specific purpose of exploring a potential future scientific or business relationship between Mersana (and/or any of its affiliates) and Day One (and/or any of its affiliates). The term during which confidential information may be disclosed to each party lasts for one year from March 12, 2025, and the confidentiality and non-use obligations survive for ten years from March 12, 2025 (and with respect to trade secrets, for so long as they remain trade secrets).
This summary of the Confidentiality Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement itself which has been filed as Exhibit (d)(4) to the Schedule TO and is incorporated herein by reference.
12.   Purpose of the Offer; Plans for Mersana
Purpose of the Offer
The purpose of the Offer is for Day One, through Purchaser, to acquire control of, and would be the first step in Day One’s acquisition of the entire equity interest in, Mersana. The Offer is intended to facilitate the acquisition of all issued and outstanding Shares. The purpose of the Merger is to acquire all issued and outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is consummated, Purchaser intends to complete the Merger as soon as practicable thereafter.

The Mersana Board unanimously (i) determined that the Merger Agreement and the Transactions are advisable and fair to, and in the best interests of, Mersana and its stockholders, (ii) agreed that the Merger shall be subject to Section 251(h) of the DGCL, (iii) approved the execution, delivery and performance by Mersana of the Merger Agreement and the consummation of the Transactions, and approved the CVR Agreement and the transactions contemplated thereby and (iv) resolved to recommend that Mersana’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.
If the Offer is consummated, we will not seek the approval of Mersana’s remaining stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the constituent corporation that would otherwise be required to approve a merger for the constituent corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the constituent corporation. Accordingly, if we consummate the Offer, we are required pursuant to the Merger Agreement to complete the Merger without a vote of Mersana stockholders in accordance with Section 251(h) of the DGCL.
Plans for Mersana
After the completion of the Offer and the Merger, Mersana will be a wholly owned subsidiary of Day One. From and after the consummation of the Merger, the directors and officers of Purchaser as of immediately prior to the Effective Time will be the directors and officers of Mersana as of immediately after the Effective Time.
Except as otherwise disclosed in this Offer to Purchase, we do not have any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving Mersana or its subsidiary, any material changes in Mersana’s present dividend policy, indebtedness, capitalization or corporate structure. We will continue to evaluate and review Mersana and its business, assets, corporate structure, capitalization, operations, properties, policies, management and personnel with a view towards determining how to optimally realize any potential benefits which arise from the relationship of the operations of Mersana with those of other business units of Day One. Such evaluation and review is ongoing and is not expected to be completed until after the consummation of the Offer and the Merger. We intend to work with Mersana’s management as part of a comprehensive review of Mersana’s business, operations, capitalization, management and personnel with a view to optimizing development of Mersana’s potential.
13.   Certain Effects of the Offer
If the Offer is consummated, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement (see Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement”), Purchaser will merge with and into Purchaser pursuant to Section 251(h) of the DGCL. Since the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Promptly after the consummation of the Offer, and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we and Mersana will consummate the Merger as soon as practicable pursuant to Section 251(h). Immediately following the Merger, all of the issued and outstanding Shares will be held by Day One.
Market for the Shares.   If the Offer is successful, there will be no market for the Shares because Purchaser intends to consummate the Merger as soon as practicable, thereafter subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement.
Nasdaq Listing.   The Shares are currently listed on Nasdaq. Immediately following the consummation of the Merger (which is expected to occur as promptly as practicable following the consummation of the Offer), the Shares will no longer meet the requirements for continued listing on the Nasdaq because the only stockholder will be Day One. We intend to cause the delisting of the Shares from Nasdaq and the termination of the registration of the Shares under the Exchange Act as soon after completion of the Merger as the requirements for delisting and termination of registration of the Shares are met.

Margin Regulations.   The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other matters, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the purchase of Shares pursuant to the Offer the Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.
Exchange Act Registration.   The Shares are currently registered under the Exchange Act. Such registration may be terminated upon notice to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Mersana to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Mersana, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Mersana and persons holding “restricted securities” of Mersana to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin stock” or be eligible for listing on Nasdaq. We intend and will cause the delisting of the Shares from Nasdaq and the termination of the registration of the Shares under the Exchange Act as soon after completion of the Merger as the requirements for such delisting and termination of registration are satisfied.
14.   Dividends and Distributions
The Merger Agreement provides that from November 13, 2025 to the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, except as expressly provided for by the Merger Agreement, without the prior written consent of Day One, Mersana will not declare, set aside, make, accrue or pay any dividends or distribution (whether in cash, stock, property or otherwise) on any shares capital stock or any other equity interests in Mersana or its subsidiary.
15.   Conditions of the Offer
The following sets forth the conditions to the Offer set forth in the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, and is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO and any other filings that we make with the SEC with respect to the Offer or the Merger may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Day One and Purchaser.” Holders of Shares and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms not otherwise defined in this Section 15 or otherwise in the Offer to Purchase will have the meanings ascribed to them in the Merger Agreement.
The conditions to the Offer have been included in this Offer to Purchase to provide you with information regarding the terms of the Offer and is not intended to modify or supplement any factual disclosures about Mersana, Purchaser or Day One (or any of their respective subsidiaries or affiliates) in public reports filed with the SEC. In particular, the Merger Agreement and this list of conditions to the Offer are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to Mersana, Purchaser or Day One (or any of their respective subsidiaries or affiliates).
The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer, subject to the rights and obligations of Purchaser to extend and/or amend the Offer in accordance with the terms and conditions of the Merger Agreement, is subject to the satisfaction of the conditions set forth in clauses (i) through (viii) below. Accordingly, notwithstanding any other provision of the Offer or the Merger Agreement to the contrary, Purchaser will not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the

Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any validly tendered (and not validly withdrawn) Shares, and, to the extent permitted by the Merger Agreement, may (x) terminate the Offer: (a) upon termination of the Merger Agreement and (b) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to the Merger Agreement) or (y) amend the Offer as otherwise permitted by the Merger Agreement, if (in the case of (x) or (y)): (A) the Minimum Condition is not satisfied as of one minute following 11:59 p.m. Eastern time on the Expiration Date or (B) any of the additional conditions set forth in clauses (ii) through (viii) below will not be satisfied or waived in writing by Day One as of one minute following 11:59 p.m. Eastern Time on the Expiration Date:
(i)
the Minimum Condition;

(ii)
(a) the representations and warranties of Mersana relating to its authorized and outstanding capital stock and Shares reserved for issuance pursuant to outstanding Company Options, Company RSUs, Company Stock Plans and interests in any other person other than its subsidiary been true and correct in all respects at and as of the date of the Merger Agreement and being true and correct in all respects as of the Offer Acceptance Time, as if made at and as of the Offer Acceptance Time, except for de minimis inaccuracies; (b) the representations and warranties of Mersana relating to organization, qualification, capitalization (other than the representations set forth in clause (a)), corporate power, enforceability, Mersana Board approval, no vote required, brokers, certain expenses and state takeover statutes inapplicable having been true and correct (in each case, without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in any such representation or warranty) in all material respects as of the date of the Merger Agreement, and being true and correct in all material respects at and as of the Offer Acceptance Time as if made at and as of the Offer Acceptance Time; (c) the representations and warranties of Mersana relating to absence of certain changes or events having been true and correct in all respects as of the date of the Merger Agreement and being true and correct in all respects at and as of the Offer Acceptance Time as if made at and as of such time; and (d) the representations and warranties of Mersana set forth in the Merger Agreement (other than those referred to in clauses “(a)”, “(b)” or “(c)” above) having been true and correct in all respects (in each case, without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in any such representation or warranty) as of the date of the Merger Agreement, and being true and correct in all respects at and as of the Offer Acceptance Time as if made at and as of such time, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, that in each case of the immediately preceding clauses “(a)”, “(b)”, “(c)” or “(d)”, the accuracy of those representations or warranties that address matters only as of a specific date will be measured (subject to the applicable materiality standard as set forth in the applicable clause) as of such date only (the “Representations Condition”);

(iii)
Mersana having complied with or performed in all material respects all of the covenants and agreements that Mersana is required to comply with or perform at or prior to the Offer Acceptance Time (without giving effect to any limitation as to “materiality” set forth in any such covenants or agreements);

(iv)
since the date of the Merger Agreement, there having not occurred any Company Material Adverse Effect that is continuing as of the Offer Acceptance Time;

(v)
all applicable waiting periods under the HSR Act will have expired or terminated (including any timing agreement entered into with any governmental authority) and any approvals or clearances required thereunder having been obtained (the “HSR Condition”);

(vi)
there not being in effect any law, order, judgment or injunction issued, enacted, promulgated, entered or enforced by a court of competent jurisdiction or other governmental authority restraining, prohibiting or rendering illegal the consummation of the Offer or the Merger (brought by a third party) (the “Legal Restraint Condition”);

(vii)
Day One and Purchaser having received a certificate executed on behalf of Mersana by Mersana’s

Chief Executive Officer, acting in such capacity, and not in his or her capacity as an individual, confirming that the conditions set forth in the foregoing clauses “(ii),” “(iii)” and “(iv)” have been duly satisfied; and
(viii)
the Merger Agreement having not been terminated in accordance with its terms.

With respect to the Offer Condition set forth in clause (iv), Day One and Purchaser are not aware of any Company Material Adverse Effect that has occurred between the date of the Merger Agreement and December 5, 2025 that is continuing.
The foregoing conditions will be in addition to (and not in limitation of) the rights and obligations of Purchaser to extend the Offer pursuant to the terms and conditions of the Merger Agreement.
The foregoing conditions are for the sole benefit of Day One and Purchaser, may be asserted by Day One or Purchaser and (except for the Minimum Condition) may be waived by Day One or Purchaser in whole or in part at any time and from time to time, in the sole discretion of Day One or Purchaser, subject in each case to the terms of the Merger Agreement and the applicable rules and regulations of the SEC. The failure by Day One or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and, each such right will be deemed an ongoing right which may be asserted at any time and from time to time. In addition, each of the foregoing conditions is independent of any of the other foregoing conditions; the exclusion of any event from a particular condition does not mean that such event may not be included in another condition.
Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, we expressly reserve the right to increase the Offer Price, waive (to the extent permissible) any Offer Condition or to make any change in the terms of or conditions of the Offer not inconsistent with the terms of the Merger Agreement; provided that, without the prior written consent of Mersana, we may not decrease the Offer Price, including by reducing the amount of the Upfront Cash Consideration or the amount payable pursuant to the Milestone Payments underlying the CVR to be paid per Share (other than to make the customary proportional adjustment for stock splits, stock dividends, recapitalizations or similar capital structure changes permitted pursuant to the Merger Agreement), change the form of consideration payable in the Offer (other than the substitution of cash for the elimination of one or more Milestone Payment(s) for each CVR in an amount equal to the applicable maximum Milestone Payment payable for such eliminated Milestone(s) for the CVR), decrease the maximum number of Shares sought to be purchased in the Offer, impose conditions or requirements to the Offer in addition to the Offer Conditions, amend or modify any of the Offer Conditions in a manner that adversely affects any holder of Shares in its capacity as such, change or waive the Minimum Condition, extend or otherwise change the Expiration Date (other than as permitted or required pursuant to the Merger Agreement), provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act, or amend or modify the terms of the CVR or the CVR Agreement (other than as set forth in the definition thereof and other than the substitution of cash for the elimination of one or more Milestone Payment(s) for each CVR in an amount equal to the applicable maximum Milestone Payment payable for such eliminated Milestone(s) for the CVR).
If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer, if we waive a material condition of the Offer or if we determine that an Offer Condition has not been satisfied and gives rise to a right to terminate the Offer by the Purchaser or Day One, we will disseminate additional tender offer materials and extend the Offer or notify you of our decision to terminate the Offer, in each case, if and to the extent required by applicable law. See Section 1 — “Terms of the Offer.”
The Offer may not be terminated prior to the Expiration Date (or any rescheduled Expiration Date) of the Offer without the prior written consent of Mersana, unless the Merger Agreement is terminated in accordance with its terms.
16.   Certain Legal Matters; Regulatory Approvals
General
Except as described in this Section 16, based on a review of publicly available filings made by Mersana with the SEC and other publicly available information concerning Mersana and information supplied by

Mersana, we are not aware of any governmental license or regulatory permit that appears to be material to the business of Mersana and its subsidiary, taken as a whole, that might be adversely affected by our acquisition of the Shares (and the indirect acquisition of the stock of Mersana’s subsidiary) as contemplated in the Merger Agreement or of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of the Shares by us as contemplated in the Merger Agreement. Should any such approval or other action be required, we and Day One currently contemplate that, except as described below under “State Takeover Statutes,” such approval or other action will be sought. If certain types of adverse actions are taken with respect to the matters discussed below, we could, subject to the terms and conditions of the Merger Agreement, decline to accept for payment or pay for any Shares tendered. See Section 15 — “Conditions to the Offer” of this Offer to Purchase for a description of certain conditions to the Offer.
Antitrust Compliance
Under the HSR Act and the rules that have been promulgated thereunder, certain acquisition transactions may not be consummated unless Premerger Notification and Report Forms have been filed with the FTC and the Antitrust Division of the DOJ (the “Antitrust Division”) and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer and the Merger is subject to such requirements.
Pursuant to the Merger Agreement, on November 25, 2025, each of Day One and Mersana filed a Premerger Notification and Report Form under the HSR Act with respect to the Offer and the Merger with the Antitrust Division and the FTC. The waiting period applicable to the purchase of Shares pursuant to the Offer will expire 30 days following the filing by each of Day One and Mersana of the Premerger Notification and Report Form on December 26, 2025 at 11:59 p.m., Eastern Time, but this period may be (a) restarted if a party, with the other party’s prior written consent, voluntarily withdraws and refiles its Premerger Notification and Report Form in order to restart the 30-day waiting period, or (b) continued if the reviewing agency issues a formal request for additional information and documentary material. If such a request is made, the waiting period will be extended until 11:59 p.m., Eastern Time, 30 days after substantial compliance with such request by Day One and Mersana, unless the FTC and the Anti-Trust Division terminates the waiting period prior to the expiration of the waiting period. The parties may also enter into a timing agreement with the DOJ or FTC to not consummate the Offer for a specified period of time.
After expiration or termination of the applicable waiting period, Day One and Mersana will be free to complete the Offer and the Merger unless otherwise agreed with the reviewing agency or doing so would be prohibited by court order. See Section 15 — “Conditions to the Offer” for certain conditions to the Offer, including conditions with respect to certain governmental actions and Section 11 — “The Transaction Documents — The Merger Agreement — Termination” for certain termination rights pursuant to the Merger Agreement with respect to certain governmental actions.
There can be no assurance that regulatory clearances and approvals will be timely obtained or obtained at all, or that a challenge on antitrust, competition or foreign investment control law grounds will not be made and, if so, what the result will be.
State Takeover Laws
Mersana is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL (“Section 203”) prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” The Mersana Board approved the Merger Agreement and the Transactions, and the restrictions on “business combinations” described in Section 203 are inapplicable to the Merger Agreement and the Transactions.
Mersana conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15 — “Conditions of the Offer.”
Going Private Transactions
The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which we seek to acquire the remaining Shares not then held by us. We believe that Rule 13e-3 under the Exchange Act will not be applicable to the Merger because (i) we were not, at the time the Merger Agreement was executed, and are not, an affiliate of Mersana for purposes of the Exchange Act; (ii) we anticipate that the Merger will be effected as soon as practicable after the consummation of the Offer (and in any event within one year following the consummation of the Offer); and (iii) in the Merger, stockholders will receive the same price per Share as the Offer Price.
Stockholder Approval Not Required
Section 251(h) of the DGCL generally provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) a corporation consummates an offer for all of the outstanding common stock of such constituent company on the terms provided in such agreement of merger that, absent Section 251(h) of the DGCL, would be entitled to vote on the adoption or rejection of the merger agreement and (ii) immediately following the consummation of such offer, the acquiring company owns at least such percentage of the shares of stock of such constituent corporation that, absent Section 251(h) of the DGCL, would be required to adopt the merger. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to consummate the Merger under Section 251(h) of the DGCL without submitting the adoption of the Merger Agreement to a vote of Mersana’s stockholders. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Day One, Purchaser and Mersana will take all necessary action to effect the Merger as soon as practicable without a meeting of Mersana’s stockholders in accordance with Section 251(h) of the DGCL.
17.   Appraisal Rights
No appraisal rights are available to holders of Shares who tender such Shares in connection with the Offer. However, if the Merger is consummated pursuant to Section 251(h) of the DGCL, stockholders and beneficial owners (i) whose Shares were not tendered in the Offer; (ii) who properly demand and perfect appraisal of their Shares pursuant to, and who comply in all respects with, Section 262 of the DGCL; and (iii) who do not thereafter lose their appraisal rights (by withdrawal, failure to perfect or otherwise), in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court and to receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest thereon, if any, as determined by the Delaware Court. Unless the Delaware Court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment.
In determining the “fair value” of any Shares, the Delaware Court will take into account all relevant factors. Holders of Shares should recognize that “fair value” so determined could be higher or lower than, or the same as, the Offer Price and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL. Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount.
Section 262 of the DGCL provides that, if a merger was approved pursuant to Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger or the surviving corporation within 10 days thereafter will notify each holder of any class or series of stock of such constituent corporation who is entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262 of the DGCL or information directing such holders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. The Schedule 14D-9 constitutes the formal notice by Mersana to its stockholders of appraisal rights in connection with the Merger under Section 262 of the DGCL.
Any stockholder or beneficial owner who desires to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the discussion of appraisal rights in the Schedule 14D-9 as well as Section 262 of the DGCL carefully because failure to timely and properly comply with the procedures of Section 262 of the DGCL will result in the loss of appraisal rights under the DGCL. All references in Section 262 of the DGCL and in this Section 17 to a “stockholder” are to the record holder of Shares unless otherwise expressly noted herein, and all such references to a “beneficial owner” mean a person who is the beneficial owner of Shares held either in voting trust or by a nominee on behalf of such person unless otherwise expressly noted herein.
As described more fully in the Schedule 14D-9, if a stockholder or beneficial owner elects to exercise appraisal rights under Section 262 of the DGCL and the Merger is consummated pursuant to Section 251(h) of the DGCL, such stockholder or beneficial owner must do all of the following:
•
within the later of the consummation of the Offer, which occurs when Purchaser has accepted for payment Shares tendered into the Offer following the Expiration Date, and 20 days after the date of mailing of the Schedule 14D-9, deliver to Mersana written demand for appraisal of Shares held, which demand will be sufficient if it reasonably informs Mersana of the identity of such stockholder or beneficial owner and that such stockholder or beneficial owner intends thereby to demanding appraisal of such stockholder or beneficial owner’s Shares;

•
not tender such stockholder’s or beneficial owner’s Shares in the Offer;

•
continuously hold of record or beneficially own, as applicable, the Shares from the date on which the written demand for appraisal is made through the Effective Time; and

•
comply with the procedures of Section 262 of the DGCL.

In addition, one of the ownership thresholds must be met and a stockholder or beneficial owner or the Surviving Corporation must file a petition in the Delaware Court demanding a determination of the value of the stock of all persons entitled to appraisal within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any such petition and has no intention of doing so.
In the case of a demand for appraisal made by a beneficial owner, the demand must (i) reasonably identify the holder of record of the Shares for which the demand is made, (ii) be accompanied by documentary evidence of the beneficial owner’s ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (iii) provide an address at which such beneficial owner consents to receive notices given by Mersana and to be set forth on the verified list to be filed with the Delaware Register in the Delaware Court. If the Shares are owned of record or beneficially in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be made in that capacity, and if the Shares are owned of record or beneficially by more than one person, as in a joint tenancy or tenancy in common, the demand must be made by or for all owners of record or beneficial owners.
The foregoing summary of the appraisal rights of stockholders and beneficial owners under the DGCL does not purport to be a complete statement of the procedures to be followed by the stockholders or beneficial owners desiring to exercise any appraisal rights, or to preserve the ability to do so, and is qualified in its entirety by reference to Section 262 of the DGCL. The preservation and proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. Failure to timely and properly comply with the procedures of Section 262 of the DGCL will result in the loss of appraisal rights. More information regarding Section 262 of the DGCL is set forth in the Schedule 14D-9, which is being mailed to Mersana stockholders together with the Offer materials (including this Offer to Purchase and the related Letter of Transmittal). Additionally, the full text of Section 262 of the DGCL may be accessed without subscription or cost at the Delaware Code Online (available at delcode.delaware.gov/title8/c001/sc09/index.html#262).
The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares into the Offer (and do not subsequently properly withdraw such Shares prior to the Offer Acceptance Time), you will not be entitled to exercise appraisal rights with respect to such Shares, but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for such Shares. The foregoing summary does not constitute any legal or other advice, nor does it constitute a recommendation to exercise appraisal rights under Section 262 of the DGCL. Stockholders and beneficial owners who are considering exercising their appraisal rights are urged to consult their respective legal advisors before electing or attempting to exercise such rights.
18.   Fees and Expenses
   Purchaser has retained Georgeson LLC to be the Information Agent and Computershare Trust Company, N.A. to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and personal interview and may request banks, brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners of Shares.
The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.
Neither Day One nor Purchaser will pay any fees or commissions to any broker, dealer, commercial bank, trust company or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to the beneficial owners of Shares. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
19.   Miscellaneous
The Offer is not being made to (nor will tenders be accepted from or on behalf of holders of) holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
Purchaser has filed with the SEC the Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file any amendments to the Schedule TO (including the exhibits to the Schedule TO, which include this Offer to Purchase and the related Letter of Transmittal). In addition, Mersana has filed or will file, pursuant to Rule 14d-9 under the Exchange Act, the Schedule 14D-9 with the SEC, together with exhibits, setting forth the recommendation of the Mersana Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Copies of such documents, and any amendments thereto, are available free of charge at www.sec.gov.
No person has been authorized to give any information on behalf of Day One or Purchaser not contained in the Schedule TO (including this Offer to Purchase or the related Letter of Transmittal). We have not authorized anyone to provide you with different or additional information and take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give. No broker, dealer, commercial bank, trust company or other person will be deemed to be the agent of Day One, Purchaser, the Depositary or the Information Agent for the purposes of the Offer.
Emerald Merger Sub, Inc.
December 5, 2025

SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND DAY ONE
1.   PURCHASER
The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of the directors and executive officers of Purchaser are set forth below. The business address of Purchaser is 1800 Sierra Point Parkway, Suite 200, Brisbane, CA 94005. The telephone number at such office is (650)-484-0899. All directors and executive officers listed below are citizens of the United States. Directors are identified by an asterisk.
Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Charles N. York II*	Mr. York has served as Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer and as a director of Purchaser since November 7, 2025. Mr. York has served as Chief Financial Officer and Chief Operating Officer of Day One since February 2021. Prior to joining Day One, Mr. York served as Chief Financial Officer and Head of Corporate Development of Aeglea Biotherapeutics, Inc. (“Aeglea”) from September 2015 to February 2021, after joining Aeglea as Vice President, Finance in July 2014. Before Aeglea, Mr. York held financial management roles in the life science, pharmaceutical and technology industries and began his career at PricewaterhouseCoopers LLP.
Adam Dubow*	Mr. Dubow has served as Chief Compliance Officer, General Counsel, Secretary and as a director of Purchaser since November 7, 2025. Mr. Dubow has served as the General Counsel of Day Once since October 2022. Prior to joining Day One, Mr. Dubow held various leadership roles at Bristol Myers Squibb Company (“Bristol Myers Squibb”) from 1999 to 2021, including serving as the Senior Vice President and Chief Compliance and Ethics Officer from June 2018 to December 2021. From 2015 to 2018, Mr. Dubow served as Lead Counsel for the Global Research and Development organization at Bristol Myers Squibb. He also directed the Legal Teams for the Europe, Middle East & Africa, as well as the Asia Pacific and Japan Regions. From August 1991 to September 1999, Mr. Dubow was an Associate and then a Partner at Sedgwick LLP (f/k/a Sedgwick, Detert, Moran & Arnold LLP). Mr. Dubow currently serves on the Global Board of the Healthcare Businesswomen’s Association.
2.   DAY ONE
The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Day One are set forth below. The business address of each such director and executive officer is 1800 Sierra Point Parkway, Suite 200, Brisbane, CA 94005. The telephone number at such office is (650) 484-0899. All directors and executive officers listed below are citizens of the United States. Directors are identified by an asterisk.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Jeremy Bender, Ph.D., M.B.A.*	Dr. Bender has served as Day One’s Chief Executive Officer, President and a member of Day One’s board of directors since September 2020. Prior to joining Day One, Dr. Bender was Vice President of Corporate Development at Gilead Sciences, Inc. from March 2018 to September 2020. Prior to that, he was Chief Operating Officer of Tizona Therapeutics, Inc. from July 2015 to March 2018 and Chief Business Officer of Sutro Biopharma, Inc. (“Sutro”) from October 2012 to July 2015. Prior to joining Sutro, he was Vice President of Corporate Development at Allos Therapeutics Inc. from January 2006 to September 2012. Dr. Bender began his career in the life sciences practice at Boston Consulting Group. Dr. Bender also sits on the board of Mereo BioPharma Group plc since October 2020 as an independent board member.
Charles N. York II	Mr. York has served as Chief Financial Officer and Chief Operating Officer of Day One since February 2021. Prior to joining Day One, Mr. York served as Chief Financial Officer and Head of Corporate Development of Aeglea Biotherapeutics, Inc. (“Aeglea”) from September 2015 to February 2021, after joining Aeglea as Vice President, Finance in July 2014. Before Aeglea, Mr. York held financial management roles in the life science, pharmaceutical and technology industries and began his career at PricewaterhouseCoopers LLP.
Adam Dubow	Mr. Dubow has served as the General Counsel of Day Once since October 2022. Prior to joining Day One, Mr. Dubow held various leadership roles at Bristol Myers Squibb Company (“Bristol Myers Squibb”) from 1999 to 2021, including serving as the Senior Vice President and Chief Compliance and Ethics Officer from June 2018 to December 2021. From 2015 to 2018, Mr. Dubow served as Lead Counsel for the Global Research and Development organization at Bristol Myers Squibb. He also directed the Legal Teams for the Europe, Middle East & Africa, as well as the Asia Pacific and Japan Regions. From August 1991 to September 1999, Mr. Dubow was an Associate and then a Partner at Sedgwick LLP (f/k/a Sedgwick, Detert, Moran & Arnold LLP). Mr. Dubow currently serves on the Global Board of the Healthcare Businesswomen’s Association.
Lauren Merendino	Ms. Merendino has served as the Chief Commercial Officer of Day One since June 2023. Prior to joining Day One, Ms. Merendino served as Chief Commercial Officer at Myovant Sciences Ltd. from April 2021 to April 2023. Prior to that, Ms. Merendino served in various roles at Genentech Inc. from September 2009 to April 2021, including Vice President of Neurological Rare Diseases and Senior Director of Pipeline — Neuroscience, Rare Disease, Pediatrics and Anti-infectives. From June 2023 to March 2025, Ms. Merendino served as the lead independent director at ESSA Pharma Inc.
Michael Vasconcelles, M.D.	Dr. Vasconcelles has served as the Head of Research and Development at Day One since June 2025. Prior to joining Day One, he served as Executive Vice President and Head of Research, Development and Medical Affairs at ImmunoGen, Inc. from January 2023 to February 2024. Prior to that, Dr. Vasconcelles

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
served as the Chief Medical Officer and Head of the Medical and Scientific Organization of Flatiron Health, a wholly owned subsidiary of the Roche Group, from August 2019 to August 2022. From October 2015 to July 2019, he served as Chief Medical Officer of Unum Therapeutics Inc. Dr. Vasconcelles has served on the board of directors of Kura Oncology, Inc. since September 2024, and Molecular Partners AG since April 2020.
Garry Nicholson*	Mr. Nicholson has served as chair of the board of directors of Day One since September 2022. From August 2015 to October 2016 he served as President and Chief Executive Officer of XTuit Pharmaceuticals, Inc., where he was also a member of the board of directors. Mr. Nicholson joined Pfizer, Inc. in May 2008 to lead the global oncology franchise, finishing his career there as President, Pfizer Oncology in April 2015. During his tenure at Pfizer, Mr. Nicholson served on the board of directors of the Pfizer Foundation and was a member of the company’s Portfolio, Strategy and Investment Committee, which set corporate research and development priorities and investment strategy. Prior to joining Pfizer, Mr. Nicholson worked at Eli Lilly and Co. where he held roles of increasing responsibility, most recently as the Global Oncology Platform Leader. Mr. Nicholson served as Chair of the Board of Directors of G1 Therapeutics, Inc., beginning in June 2019 and as a director from September 2018 until it was acquired by Pharmacosmos in 2024. Mr. Nicholson currently serves as the chairman of the board of directors of Abdera Therapeutics Inc. since October 2022. He is also currently a member of the board of directors of TScan Therapeutics, Inc. since 2024 and Avenzo Therapeutics, Inc. since October 2024. From March 2020 to September 2023, Mr. Nicholson served on the board of directors of NextCure, Inc. From May 2017 to February 2021, Mr. Nicholson was a member of the board of directors of Five Prime Therapeutics, Inc. which was a public company until it was acquired by Amgen, and he previously served as a member of the board of directors of Tesaro, Inc., which was a public company until it was acquired by GlaxoSmithKline plc. Mr. Nicholson was also a member of the board of directors of Turning Point Therapeutics, Inc. from January 2020 to June 2022, which was a public company until it was acquired by Bristol Myers Squibb.
Natalie Holles*	Ms. Holles has served as a director of Day One since February 2021. Since August 2021, she has served as the Chief Executive Officer of Third Harmonic Bio, Inc. From January 2020 through March 2021, she served as President and Chief Executive Officer at Audentes Therapeutics, Inc., and prior to that served as their President and Chief Operating Officer beginning in May 2018, and Senior Vice President and Chief Operating Officer beginning in August 2015. Previously, Ms. Holles served as Senior Vice President, Corporate Development at Hyperion Therapeutics, Inc. from June 2013 through its acquisition by Horizon Pharma, plc in May 2015. From August 2012 until June 2013, Ms. Holles served as the Executive Vice President, Corporate Development at Immune Design, Inc., and from December 2010 to June 2013, Ms. Holles

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
served as an independent life sciences corporate development consultant. Earlier in her career, Ms. Holles served as the Vice President, Business Development at KAI Pharmaceuticals, Inc., which was acquired by Amgen in 2012, and previously held corporate development and commercial roles at InterMune, Inc (acquired by Roche) and Genentech, Inc. Ms. Holles has served as the chair of the board of directors of Renasant Bio, Inc. since October 2024, and previously served on the board of directors of Rubius Therapeutics, Inc. from March 2019 to August 2022 and Allakos Inc. from December 2020 to July 2021.
Scott Garland*	Mr. Garland has served as a director of Day One since August 2021. Mr. Garland was Chief Executive Officer of PACT Pharma, Inc. (“PACT”) from March 2021 to February 2023. Prior to joining PACT, Mr. Garland was President, CEO and a member of the board of Portola Pharmaceuticals, Inc. prior to its merger with Alexion Pharmaceuticals, Inc. in July 2020. Prior to that, Mr. Garland served as President of Relypsa Inc. from April 2017 to October 2018, and as Senior Vice President and Chief Commercial Officer from November 2014 to April 2017. From October 2011 to October 2014, Mr. Garland served as Executive Vice President and Chief Commercial Officer of Exelixis, Inc. From April 2002 to October 2011, Mr. Garland held positions at Genentech, Inc., most recently serving as Vice President of Genentech’s Avastin® franchise, where he led the U.S. sales and marketing efforts for the drug. Prior to that position, he served as Vice President, Hematology Marketing and Sales, overseeing the Rituxan® franchise and as a Marketing Director on the Tarceva® franchise. From July 1997 to April 2002, Mr. Garland held several positions within the sales and marketing division of Amgen, Inc., a biotechnology company, and from July 1991 to July 1995, he served as a professional sales representative at Merck & Co., Inc, a biopharmaceutical company. Mr. Garland serves on the board of directors of ALX Oncology Holdings since November 2022, Olema Pharmaceuticals, Inc. since October 2023, and LB Pharmaceuticals Inc. since March 2024. Mr. Garland previously served on the boards of directors of Karyopharm Therapeutics, Inc., from November 2014 to June 2020 and Calithera Biosciences, Inc. from July 2020 to December 2023
William Grossman, M.D., Ph.D.*	Dr. Grossman has served as a director of Day One since January 2024. Dr. Grossman currently serves as Co-Founder and Head of Research & Development of Oncko, Inc. since November 2024. He is also the Founder of Grossman Biotech & Pharma Consulting, LLC, where he has served since February 2019. Previously, he served as Senior Vice President and Oncology Therapeutic Area Head of Clinical Development at Gilead Sciences, Inc. from August 2021 to August 2024. Prior to that, he held Chief Medical Officer roles at Arcus Biosciences, Inc. from April 2019 to August 2021 and Bellicum Pharmaceuticals, Inc. from February 2018 to April 2019. He has held additional leadership roles at Merck & Co., Baxter International Inc., Bio-Thera Solutions Inc, AbbVie Inc. and Genentech/Roche between 2008 and

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
2018. He also served at the Children’s Hospital of Wisconsin/Medical College of Wisconsin as Founder and Medical Director of the Clinical Immunodiagnostic and Research Laboratory, Professor for Microbiology and Genetics and Director of the Bone Marrow Transplant Division for the Immunodeficiency Transplant Program from 2004 to 2008. Dr. Grossman has served on the board of directors of enGene Holdings Inc. since July 2025.
John Josey, Ph.D., M.B.A.*	Dr. Josey has served as a director of Day One since September 2020. He has been a Venture Partner with The Column Group since March 2020. He previously served as President and Chief Executive Officer, and as a member of the board of directors of Peloton Therapeutics, Inc. from August 2013 until its acquisition by Merck in July 2019. Further, from June 1998 to August 2011, Dr. Josey served in various positions of leadership at Array Biopharma, Inc., including as the Vice President of Discovery Chemistry. Dr. Josey’s previous experience within the biotechnology industry also includes serving as a scientist at Amgen, Inc. and the Glaxo Research Institute. Dr. Josey currently serves on the board of directors for the nonprofit organization VHL Alliance and Nura Bio, Inc., a biotechnology company. Dr. Josey currently serves on the board of directors of biotechnology companies Tortugas Neurosciences, Inc., since April 2025, Atavistik Bio, Inc., since January 2022 and Circle Pharma, Inc., since May 2020.
Habib Dable*	Mr. Dable has served as a director of Day One since January 2024. Mr. Dable serves as a part-time advisor at RA Capital Management, L.P. since April 2022 and previously served as President and Chief Executive Officer of Acceleron Pharma Inc. (“Acceleron”) from December 2016 to November 2021, when it was acquired by Merck. Prior to joining Acceleron in 2016, Mr. Dable served as President of U.S. Pharmaceuticals at Bayer AG. During his 22-year tenure there, Mr. Dable held positions of increasing responsibility. In addition to President of U.S. Pharmaceuticals, he also served as Executive Vice President, Global Head Specialty Medicine; Vice President, Ophthalmology, Global Launch Team Head, EYLEA®, Global Head, Neurology and Ophthalmology and Vice President, Regional Head, Hematology and Cardiology. Mr. Dable’s earlier experience at Bayer AG includes various strategic and commercial positions in the USA, Japan and Canada. Mr. Dable has also served on the board of directors of Relay Therapeutics, Inc. and PepGen Inc. since November 2025 and September 2022, respectively.
Saira Ramasastry, M.S., M. Phil.*	Ms. Ramasastry has served as a director of Day One since March 2021. Ms. Ramasastry is the Managing Partner of Life Sciences Advisory, LLC, since April 2009, a company that she founded to provide strategic advice, business development solutions and innovative financing strategies for the life sciences industry. She has also served as Co-Founder and Chief Operating Officer of Sanacor Inc. since April 2022. From August 1999 to March 2009, Ms. Ramasastry was an investment banker with Merrill Lynch & Co., Inc. Prior to joining Merrill Lynch she served as a financial

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
analyst in the mergers and acquisitions group at Wasserstein Perella & Co. from July 1997 to September 1998. Ms. Ramasastry has served on the boards of directors of Vir Biotechnology, Inc. since September 2019, Glenmark Pharmaceuticals, Ltd. since April 2019, and Mirum Pharmaceuticals, Inc. since June 2022. Ms. Ramasastry previously served on the board of directors of Akouos, Inc. from 2020 until it was acquired by Eli Lilly & Company in December 2022, Sangamo Therapeutics, Inc. from June 2012 until May 2022, and Cassava Sciences, Inc. (f/k/a Pain Therapeutics, Inc.) from February 2013 until June 2020.
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